                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                           WESTAMERICA BANCORPORATION,

                                WESTAMERICA BANK,

                             REDWOOD EMPIRE BANCORP

                                       AND

                          NATIONAL BANK OF THE REDWOODS

                           DATED AS OF AUGUST 25, 2004

                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 25, 2004, is among WESTAMERICA BANCORPORATION, a California corporation ("Westamerica"), WESTAMERICA BANK, a California banking corporation ("WAB"), REDWOOD EMPIRE BANCORP, a California corporation ("Redwood Empire"), and NATIONAL BANK OF THE REDWOODS, a national banking association ("NBR").

                                    RECITALS

      A. The Boards of Directors of Westamerica, WAB, Redwood Empire and NBR deem it advisable and in the best interests of Westamerica, WAB, Redwood Empire, NBR and their respective shareholders that Westamerica, WAB, Redwood Empire and NBR enter into a business combination whereby Redwood Empire shall merge with and into Westamerica (the "Merger") and NBR shall thereafter merge with and into WAB (the "Bank Merger" and together with the Merger, the "Mergers").

      B. This Agreement and the Merger Agreement, as defined herein, have been approved by the Boards of Directors of Westamerica, WAB, Redwood Empire and NBR, and will be submitted for approval of the shareholders of Redwood Empire at a special meeting of Redwood Empire's shareholders upon the terms and subject to the conditions set forth herein.

      C. The Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "IRC"), with respect to the shares of Westamerica common stock to be issued in connection with the Merger.

      D. Pursuant to the Merger and subject to the terms and conditions hereof, each share of Redwood Empire common stock (other than fractional shares or any shares as to which dissenters' rights have been perfected) shall be converted into the right to receive cash and that number of shares of Westamerica common stock determined in accordance with Section 2.1, below, subject to adjustment as more fully set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, representations and warranties contained herein and in the Merger Agreement, the parties hereto agree as follows:

1. THE MERGER AND BANK MERGER.

      1.1 EFFECTIVE DATE.

            (a) MERGER. Subject to the terms and conditions of this Agreement, the Merger shall become effective upon the filing with the California Secretary of State of a duly executed Agreement of Merger substantially in the form attached hereto as Exhibit A (the "Merger Agreement") and officers' certificates prescribed by Section 1103 of the California General Corporation Law (the "GCL"), or at such time thereafter as is provided in the Merger

Agreement (the "Effective Time"). The date on which the Effective Date occurs as specified in the Merger Agreement shall be referred to herein as the "Effective Date."

            (b) BANK MERGER. The Bank Merger shall become effective upon the filing with the California Secretary of State and the California Department of Financial Institutions (the "DFI") of a duly executed Agreement of Merger satisfactory to Westamerica (the "Bank Merger Agreement") and officers' certificates prescribed by Section 1103 of the GCL.

      1.2 EFFECT OF THE MERGERS.

            (a) MERGER. Subject to the terms and conditions of this Agreement and the Merger Agreement, on the Effective Date, Redwood Empire shall be merged with and into Westamerica and Westamerica shall be the surviving corporation (the "Surviving Corporation") in the Merger. All assets, rights, goodwill, privileges, immunities, powers, franchises and interests of Redwood Empire and Westamerica in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Surviving Corporation by virtue of the Merger on the Effective Date without any deed, conveyance or other transfer; the separate existence of Redwood Empire shall cease and the corporate existence of Westamerica as the Surviving Corporation shall continue unaffected and unimpaired by the Merger; and the Surviving Corporation shall be deemed to be the same entity as each of Redwood Empire and Westamerica and shall be subject to all of their duties and liabilities of every kind and description. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of Westamerica and Redwood Empire; and any claim existing or action or proceeding pending by or against Westamerica or Redwood Empire may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either Westamerica or Redwood Empire shall be impaired by reason of the Merger.

            (b) BANK MERGER. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, promptly after the Effective Date, NBR shall be merged with and into WAB and WAB shall be the surviving corporation (the "Surviving Bank") in the Bank Merger. The effect of the Bank Merger shall be as provided by applicable law. The Surviving Bank shall be responsible and liable for all the liabilities and obligations of each of WAB and NBR; and any claim existing or action or proceeding pending by or against WAB or NBR may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either WAB or NBR shall be impaired by reason of the Bank Merger.

2. CONVERSION AND CANCELLATION OF SHARES

      2.1 CONVERSION OF COMMON STOCK OF REDWOOD EMPIRE.

            (a) CANCELLATION OF SHARES HELD BY REDWOOD EMPIRE SUBSIDIARIES. All shares of common stock of Redwood Empire ("Redwood Empire Shares" and each a "Redwood

Empire Share") that are owned directly or indirectly by any subsidiary of Redwood Empire (other than shares held in trust or otherwise for the benefit of a third party or as pledgee) shall be cancelled and retired and shall cease to exist, and no Merger Consideration (as defined below) shall be delivered in exchange therefor.

            (b) CONVERSION. On the Effective Date, by virtue of the Merger and without any action on the part of the holder of any Redwood Empire Share, each outstanding Redwood Empire Share (other than fractional shares or any shares as to which dissenters' rights have been perfected) shall be converted into the right to receive per share merger consideration (the "Merger Consideration") in the amount of $28.74 per share, consisting of $11.49 in cash (the "Cash Portion") and $17.25 in shares of the common stock, without par value, of Westamerica ("Westamerica common stock" or "Westamerica Shares") (the "Stock Portion"), subject to the adjustments described in subsection (c) below.

            (c) CONVERSION OF STOCK PORTION. The number of Westamerica Shares into which the Stock Portion of each Redwood Empire Share shall be converted (the "Stock Portion Exchange Ratio") shall be equal to the following, in each case rounded to four decimal places:

                  (i) if the Westamerica Average Closing Price is not less than $45.4950 and not more than $55.6050, a fraction (i) the numerator of which is $17.25 and (ii) the denominator of which is the Westamerica Average Closing Price (as defined below);

                  (ii) if the Westamerica Average Closing Price is greater than $55.6050, a fraction (i) the numerator of which is $17.25 and (ii) the denominator of which is $55.6050.

                  (iii) if the Westamerica Average Closing Price is less than $45.4950, a fraction (i) the numerator of which is $17.25 and (ii) the denominator of which is $45.4950.

                  (iv) "Westamerica Average Closing Price" means the average of the closing prices of Westamerica Shares quoted on the Nasdaq National Market as reported in The Wall Street Journal on each of the last 20 trading days on which trades in Westamerica's shares occur ending on the day which is the day prior to two Business Days prior to the Effective Date, whether or not trades occurred on those days, rounded to four decimal places. As used herein, "Business Day" shall mean a day on which banks in the State of California are not authorized or required by law to be closed.

                  (v) For example, assuming the base market price for Westamerica common stock is $50.55, the top end of the collar is $55.6050, and the low end of the collar is $45.4950:

                        (x) if the Westamerica Average Closing Price is $52.50,
            then the Stock Portion Exchange Ratio would have a numerator of $17.25 and a denominator of $52.50; the Stock Portion Exchange Ratio would therefore be 0.3286; the Stock Portion Exchange Ratio times one share of Westamerica common stock would have a nominal value at that time of 0.3286 multiplied by

            $52.50 or $17.25, and the Merger Consideration would consist of a Cash Portion of $11.49 plus a Stock Portion of $17.25 for a total of $28.74;

                        (y) if the Westamerica Average Closing Price is $57.50,
            then the Stock Portion Exchange Ratio would have a numerator of $17.25 and a denominator of $55.6050; the Stock Portion Exchange Ratio would therefore be 0.3102; the Stock Portion Exchange Ratio times one share of Westamerica common stock would have a nominal value at that time of 0.3102 multiplied by $57.50 or $17.8365, and the Merger Consideration would consist of a Cash Portion of $11.49 plus a Stock Portion of $17.8365 for a total of $29.3265;

                        (z) if the Westamerica Average Closing Price is $42.50,
            then the Stock Portion Exchange Ratio would have a numerator of $17.25 and a denominator of $45.4950; the Stock Portion Exchange Ratio would therefore be 0.3792; the Stock Portion Exchange Ratio times one share of Westamerica common stock would have a nominal value at that time of 0.3792 multiplied by $42.50 or $16.1160, and the Merger Consideration would equal a Cash Portion of $11.49 plus a Stock Portion of $16.1160 for a total of $27.6060.

            Provided, if Westamerica is required to make a Lake County Divestiture (as defined in Section 7(i)), then the Stock Portion, the Cash Portion and the Merger Consideration shall be reduced in accordance with the following table:

If the volume of deposits that                                         Over $10          Over $20
Westamerica is required to divest      Initial          Up to       million to $20    million to $30     Over $30
in Lake County is                       value        $10 million       million           million          million
Stock Portion                           $17.25         $17.19            $17.16            $17.10         $17.07
Cash Portion                             11.49          11.45             11.43             11.39          11.37
Merger Consideration                     28.74          28.64             28.59             28.49          28.44

and references in this subsection (c) above to "$11.49," "$17.25" and "$28.74" shall be deemed to be references to the applicable respective reduced values in the table above.

            (d) CANCELLATION AND EXCHANGE OF REDWOOD EMPIRE SHARES. Upon conversion of Redwood Empire Shares into the Merger Consideration in accordance with the foregoing, all Redwood Empire Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the cash and Westamerica Shares (and cash for fractional shares) into which such Redwood Empire Shares have been converted. Certificates previously representing Redwood Empire Shares (other than dissenting shares) shall be exchanged for cash and certificates representing whole shares of Westamerica common stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.3.

            (e) RIGHTS AS SHAREHOLDERS. From and after the Effective Date, the holders of certificates formerly representing Redwood Empire Shares shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 13 of the GCL.

            (f) REDWOOD EMPIRE DISSENTING SHARES. Any Redwood Empire Shares held by "dissenting shareholders" within the meaning of Chapter 13 of the GCL and which the holders thereof have not withdrawn or caused to lose their status as "dissenting shareholders" shall not be converted into the Merger Consideration, but shall, after the Effective Date, be entitled to only such rights as are granted them by Chapter 13 of the GCL. Each dissenting shareholder who is entitled to payment for such shareholder's Redwood Empire Shares shall receive such payment therefor from the Surviving Corporation in an amount determined pursuant to Chapter 13 of the GCL.

      2.2 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Westamerica common stock shall be issued to holders of Redwood Empire Shares. In lieu thereof, each such holder entitled to a fraction of a share of Westamerica common stock shall receive, at the time of surrender of the certificate or certificates representing such holder's Redwood Empire Shares, an amount in cash equal to the Westamerica Average Closing Price multiplied by the fraction of a share of Westamerica common stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. Fractional shares shall be determined on an aggregate basis for each Redwood Empire shareholder and not on a per share basis.

      2.3 SURRENDER OF REDWOOD EMPIRE SHARES.

            (a) Prior to the Effective Date, Westamerica shall appoint Computershare Investor Services, LLC, or its successor, or any other bank or trust company (having capital of at least $150 million) mutually acceptable to Redwood Empire and Westamerica, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the Redwood Empire Shares. At the Effective Date, Westamerica shall deliver to the Exchange Agent cash and certificates representing the number of Westamerica Shares required to be delivered to holders of Redwood Empire Shares as the aggregate Merger Consideration pursuant to Article 2 of this Agreement. Westamerica shall direct the Exchange Agent to mail, promptly after the Effective Date, to each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding Redwood Empire Shares a letter of transmittal and instructions for use in effecting the surrender of such certificates in exchange for certificates representing shares of Westamerica common stock and cash as provided in this Agreement, both of which shall be reasonably satisfactory to Redwood Empire. Each holder of Redwood Empire Shares converted pursuant to
Section 2.1, upon surrender to the Exchange Agent of one or more certificates for such Redwood Empire Shares for cancellation, will be entitled to receive the amount of cash and a certificate representing the number of Westamerica Shares determined in accordance with Section 2.1. Each certificate representing Westamerica Shares will bear a notation incorporating by reference the Amended Rights Agreement of Westamerica, and certificates representing the Westamerica Shares will evidence and entitle the holders thereof to certain rights as set forth in and subject to the terms of the Amended Rights Agreement (the "Rights"). Certificates issued for the Westamerica Shares shall be deemed to be certificates for the Rights.

            (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the Westamerica Shares after the Effective Date will be paid to persons entitled to receive such certificates for Westamerica Shares until such persons surrender their certificates representing Redwood Empire Shares. Upon surrender of such certificate representing Redwood Empire Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Westamerica Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

            (c) If any certificate for Westamerica Shares is to be issued in a name other than that in which the certificate for Redwood Empire Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Westamerica Shares in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Westamerica and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

            (d) All dividends or distributions, and any cash to be paid pursuant to Section 2.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing Redwood Empire Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Westamerica, and after such time any holder of a certificate representing Redwood Empire Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Westamerica for payment or delivery of such dividends or distributions or cash, as the case may be.

      2.4 NO FURTHER TRANSFERS OF REDWOOD EMPIRE SHARES. At the Effective Date, the stock transfer books of Redwood Empire shall be closed and no transfer of Redwood Empire Shares theretofore outstanding shall thereafter be made.

      2.5 ADJUSTMENTS. If, between the date of this Agreement and the Effective Date, the outstanding shares of Westamerica common stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the Westamerica Average Closing Price and the number of Westamerica Shares to be issued and delivered in the Merger in exchange for the Stock Portion of each outstanding Redwood Empire Share and shall be correspondingly adjusted.

      2.6 TREATMENT OF STOCK OPTIONS. Each person holding one or more options to purchase Redwood Empire Shares pursuant to the Redwood Empire 1991 Stock Option Plan or 2001 Stock Option Plan (each as amended, collectively, the "Option Plan") (or who was granted an option as a result of his or her commencement of employment by Redwood Empire or NBR) (all such options being collectively hereinafter referred to as the "Redwood Options") shall have the right, in his or her discretion, to:

            (a) Exercise prior to or at the Effective Time (which exercise may be made subject to the Effective Time having occurred) any Redwood Options outstanding that were exercisable prior to the Effective Time, including those that become exercisable on an accelerated basis under their terms or the terms of grant of which provide for such acceleration (any Redwood Empire Shares covered by any such options which are exercised at or immediately prior to the Effective Time, to be exchanged for the Merger Consideration upon the occurrence of the Effective Time); and/or

            (b) Have any options that are not exercised converted into an option to purchase shares of Westamerica common stock in the following manner:

                  (i) Following the Effective Time, shares of Westamerica common stock shall be substituted under the options for Redwood Empire Shares based on the Option Exchange Ratio (as defined below) in a form acceptable to Westamerica. Specifically, each option shall be deemed to continue as an option to purchase the number of shares of Westamerica common stock equal to the Option Exchange Ratio multiplied by the number of Redwood Empire Shares previously covered by such option and rounded down to the nearest whole share at an option exercise price for each such share of Westamerica common stock equal to the previous option exercise price for each Redwood Empire Share divided by the Option Exchange Ratio and rounded up to the nearest whole cent. Except as specified below, each Redwood Empire stock option shall otherwise continue on terms and conditions that are consistent with those that were applicable at the Effective Time.

                  (ii) The "Option Exchange Ratio" means a fraction, (a) the numerator of which is the sum of (1) the Cash Portion plus (2) the Stock Portion Exchange Ratio multiplied by the Westamerica Average Closing Price, and (b) the denominator of which is the applicable denominator used in Section 2.1(c) to determine the Stock Portion Exchange Ratio.

                  (iii) Redwood Empire shall amend the terms of the Option Plan and obtain any required shareholder approval of such Option Plan amendments and shall amend, as necessary, any and all option agreements (including obtaining any required participant consents) prior to the Effective Time to make them consistent with this Section 2.6.

      2.7 EFFECT ON WESTAMERICA COMMON STOCK. At and after the Effective Time, each outstanding share of Westamerica common stock shall remain an outstanding share of Westamerica common stock and shall not be converted or otherwise affected by the Merger.

      2.8 DIRECTORS OF THE SURVIVING CORPORATION. Immediately after the Effective Time, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of Westamerica immediately prior to the Effective Time. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

      2.9 EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION. Immediately after the Effective Time, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of Westamerica immediately prior to the Effective Time. Such persons shall serve until the earlier of their resignation or termination.

      2.10 DIRECTORS OF THE SURVIVING BANK. Immediately after the Effective Time, the Board of Directors of the Surviving Bank shall be comprised of the persons serving as directors of WAB immediately prior to the Effective Time. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

3. COVENANTS OF THE PARTIES.

      3.1 COVENANTS OF WESTAMERICA.

            (a) RESERVATION, ISSUANCE AND REGISTRATION OF WESTAMERICA COMMON STOCK. Westamerica shall reserve and make available for issuance in connection with the Merger and in accordance with the terms of this Agreement (i) the Westamerica Shares; and (ii) the maximum number of shares of Westamerica common stock to which the option holders of Redwood Empire may be entitled pursuant to
Section 2.6 above at or after the Effective Date. All Westamerica Shares will, when issued and delivered pursuant to and in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable. Westamerica shall file and cause to be declared effective pursuant to the Securities Act of 1933, as amended (the "1933 Act"), one or more registration statements covering all such shares and shall cause all such shares to be issued in compliance with the 1933 Act and in compliance with all applicable state securities laws and regulations. Westamerica shall either: (i) as soon as practicable after the Effective Time, file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Westamerica common stock subject to Redwood Options and use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Redwood Options remain outstanding; or (ii) issue substitute options with substantially the same terms, and having the same economic benefits as the options for which they are issued as substitute options but subject, in the case of directors of Redwood Empire, to the effect of Section 3.2(r), under an existing Westamerica option plan for which Westamerica maintains an effective S-8 registration statement and use its commercially reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such substitute options remain outstanding.

            (b) NASDAQ LISTING. Westamerica shall cause the Westamerica Shares to be issued in the Merger and pursuant to the Redwood Options as provided in
Section 2.6 to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

            (c) GOVERNMENT APPROVALS. Prior to the Effective Date, Westamerica, with the cooperation of Redwood Empire, shall use its commercially reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger by the Board of Governors of the Federal Reserve

System (the "FRB") under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the Bank Merger Act, as amended, (ii) the DFI under the California Financial Code, and (iii) all other consents and approvals of government agencies as are required by law or otherwise, and shall do any and all acts deemed by Westamerica to be necessary or appropriate in order to cause the Merger and the Bank Merger to be consummated on the terms provided in this Agreement as promptly as practicable. All approvals referred to in clauses (i),
(ii) and (iii) of this Section 3.1(c) are hereinafter referred to collectively as the "Government Approvals." Westamerica and WAB shall use their commercially reasonable best efforts in good faith to file all applications for the Government Approvals within 45 calendar days after the execution of this Agreement, subject to the availability with reasonable efforts of the required financial and other information, to the cooperation of Redwood Empire and NBR where otherwise necessary for a complete application and to the occurrence of unforeseen circumstances not within Westamerica's reasonable control that impair Westamerica's ability (despite the exercise of good faith efforts) to complete and file all such applications within such time, but in such event Westamerica shall nevertheless be obligated to make such filings as promptly as reasonably practicable. Westamerica agrees to use commercially reasonable best efforts to respond within five Business Days to comments or requests, if any, received from bank regulators in connection with any such applications, within ten Business Days to comments or requests, if any, received from the U.S. Department of Justice, and within ten Business Days to comments or requests, if any, received from the Securities and Exchange Commission (the "Commission"), and in each case sooner if reasonably practicable. If it is not reasonably practicable to respond within such times in any instance, Westamerica shall so advise Redwood Empire, which shall not unreasonably withhold, delay or condition its consent to a later filing so long as Westamerica continues to pursue such matters diligently and in a commercially reasonable manner.

            (d) NOTIFICATION OF BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Westamerica shall promptly (and in any event within two Business
Days) give oral and written notice to Redwood Empire upon becoming aware of the occurrence or impending or threatened occurrence of any event which would, or could reasonably be expected to, cause or constitute a breach or inaccuracy of any of the representations or warranties or a breach of any of the covenants of Westamerica or WAB contained or referred to in the Merger Agreement or this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

            (e) FINANCIAL STATEMENTS.

                  (i) Westamerica has delivered or has made available to Redwood Empire prior to the Effective Date true and correct copies of (x) all financial statements and proxy statements issued to Westamerica shareholders and/or directors after December 31, 2002 and prior to the date hereof, (y) its consolidated statements of income, changes in shareholders' equity and statements of cash flows for March 31, 2004, and for the years ended December 31, 2003, 2002 and 2001, and (z) consolidated balance sheets at March 31, 2004 and at December 31, 2003, 2002 and 2001. Such consolidated financial statements at and for the years ended December 31, 2003, 2002 and 2001 have been audited by KPMG LLP and its predecessors, independent public accountants ("KPMG"), and include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Westamerica at the dates indicated and for the periods then ending. The opinions of KPMG do not contain any qualifications.

                  (ii) Westamerica shall deliver or make available to Redwood Empire at or prior to the Effective Date true and correct copies of (x) all financial statements and proxy statements issued to Westamerica shareholders and/or directors on or after the date hereof and through the Effective Date, (y) its consolidated statements of income, changes in shareholders' equity and statements of cash flows for all quarters and years ended after March 31, 2004, and (z) consolidated balance sheets for all quarters and years ending after March 31, 2004. Such consolidated financial statements for years ending after March 31, 2004 and prior to the Effective Date shall be audited by KPMG, and shall include an opinion of KPMG to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Westamerica at the date indicated and for such period then ending. Such opinion of KPMG shall not contain any qualifications.

            (f) PRESS RELEASES. Westamerica and WAB shall not issue any press release or written statement for general circulation relating to the Merger, this Agreement or the Merger Agreement unless previously provided to Redwood Empire for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with Redwood Empire in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that Westamerica may, without the consent of Redwood Empire, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation.

            (g) BUSINESS COMBINATIONS. Prior to the Closing, Westamerica and WAB shall not initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Business Combination (as such term is defined below), unless such proposal is expressly conditioned upon, or the completion of such Business Combination would not materially interfere with, the performance by Westamerica or its successor in interest of its obligations under this Agreement; provided that the foregoing shall not preclude Westamerica from responding to an unsolicited bona fide written proposal for such a Business Combination from another person. Prior to the Closing, Westamerica and WAB shall not accept any offer from any third party regarding a Business Combination of Westamerica with any other entity unless

      (i) such offer is expressly conditioned upon, or the completion of such Business Combination would not materially interfere with, the performance by Westamerica or its successor in interest of its obligations under this Agreement or

      (ii) Westamerica has complied with the first sentence of this Section 3.1(g), Westamerica concludes in good faith (after consultation with a financial advisor of recognized reputation in similar transactions) that the proposed Business Combination constitutes or is reasonably likely to result in a Superior Proposal (as defined in Section 3.2(j)(iv) but substituting "Westamerica" for "Redwood Empire" in such definition) and the Board of Directors of Westamerica reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law, and Westamerica concurrently terminates this Agreement pursuant to Section 11(b)(xii) and pays to Redwood Empire the Termination Fee as provided in Section 11(d).

In the event Westamerica fails to comply with the provisions of this Section 3.1(g), Redwood Empire shall be entitled to terminate this Agreement without any liability to Westamerica or any agent thereof pursuant to Section 11(b); provided, however, that the obligations and liabilities of Westamerica set forth in Section 11(d) hereof shall continue in full force and effect. For purposes of this Section 3.1(g), "Business Combination" shall mean any of the following involving Westamerica or any of its subsidiaries and any person other than Redwood Empire or any of its affiliates: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Westamerica or its subsidiaries representing 15% or more of the consolidated assets of Westamerica and its subsidiaries; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 15% or more of the voting power of Westamerica or its subsidiaries; or a tender offer or exchange offer for at least 15% or more of the outstanding shares of Westamerica; provided, for purposes of clause (ii) of this Section 3.1(g), references to "15% or more" shall be deemed to be references to "a majority."

            (h) DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY INSURANCE COVERAGE. From and after the Effective Date, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of defense costs and other expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Redwood Empire or any of its subsidiaries (the "Indemnified Persons") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Redwood Empire or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Redwood Empire or any of its subsidiaries pursuant to Redwood Empire's or any such subsidiaries' Articles of Incorporation or Association, Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors or officers of Redwood Empire and its subsidiaries. Upon the Effective Date, any former Redwood Empire officers who become officers of Westamerica (including any subsidiaries thereof) shall be included in Westamerica's directors' and officers' insurance policy. Prior to the Effective Date, Redwood Empire may purchase tail insurance coverage under its current policies of directors' and officers' liability insurance for a term not to exceed three years from the Effective Time with respect to claims arising from facts or events which occurred prior to the Effective Date; provided, however, that the total premium payment for such insurance shall not exceed $75,000. Except as required by applicable law or under the bylaws of

Westamerica or WAB, neither Westamerica nor WAB will have any further obligation hereunder with respect to the indemnification of any person who now is or hereafter becomes a director or executive officer of Redwood Empire for acts or events occurring before the Effective Date. If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 3.1(h).

            (i) EMPLOYEE BENEFITS. For purposes of all Redwood Empire, NBR, Westamerica and WAB employee benefit plans (including vacation policies) under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to employees of Redwood Empire or its subsidiaries for service previously credited with Redwood Empire or its subsidiaries prior to the Effective Time. Westamerica shall also use its commercially reasonable best efforts to cause each welfare benefit plan of Westamerica or its subsidiaries to waive (i) any preexisting condition restriction that was waived under the terms of any analogous plan of Redwood Empire or its subsidiaries for Redwood Empire employees actually enrolled in such a plan immediately prior to the Effective Time or (ii) any waiting period limitation that would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar waiting period limitation under an analogous welfare benefit plan of Redwood Empire or its subsidiaries prior to the Effective Time.

            (j) DIVIDENDS. After the date of this Agreement, each of Westamerica and Redwood Empire shall coordinate with the other as to the payment of dividends with respect to the Westamerica common stock and the Redwood Empire common stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Westamerica common stock and Redwood Empire common stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Westamerica common stock and/or Redwood Empire common stock or any shares of Westamerica common stock that any such holder receives in exchange for shares of Redwood Empire common stock in the Merger.

            (k) SECTION 16. Assuming that Redwood Empire delivers to Westamerica the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Westamerica, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Redwood Empire Insiders (as defined below) of Westamerica common stock in exchange for shares of Redwood Empire common stock and of options to purchase Westamerica common stock upon conversion of Redwood Options, in each case pursuant to the transactions contemplated hereby and to the extent that such securities are listed in the Section 16 Information provided by Redwood Empire to Westamerica prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the 1934 Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all material respects regarding the Redwood Empire Insiders, the number of shares of Redwood Empire common stock held by each of them and the number and description of Redwood

Options held by each of them. "Redwood Empire Insiders" shall mean those officers and directors of Redwood Empire who are subject to the reporting requirements of Section 16(a) of the 1934 Act and who are listed in the Section 16 Information.

            (l) TAX-FREE REORGANIZATION TREATMENT. Westamerica shall not, and shall not permit any of its subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

      3.2 COVENANTS OF REDWOOD EMPIRE.

            (a) APPROVAL BY REDWOOD EMPIRE SHAREHOLDERS. Redwood Empire shall cause the Merger, this Agreement and the Merger Agreement to be submitted promptly for the approval of its shareholders at a special meeting to be called and held in accordance with applicable laws. Redwood Empire shall use its best efforts to cause such meeting of its shareholders to take place as promptly as reasonably practicable after the Commission declares the Westamerica Registration Statement effective. In connection with the call of such meeting, Redwood Empire shall cause such proxy materials, with any amendments thereto that may in the judgment of its counsel be necessary or desirable, to set forth each Redwood Empire director's commitment to vote his or her shares of Redwood Empire stock in favor of the transactions contemplated hereby and to be mailed to its shareholders (the proxy materials, together with any amendments or supplements thereto, being herein referred to as the "Proxy Statement"). The Board of Directors of Redwood Empire shall at all times prior to and during such meeting of Redwood Empire shareholders recommend that the transactions contemplated hereby be adopted and approved and use its best efforts to obtain the requisite affirmative vote of the holders of the outstanding Redwood Empire Shares for the approval and adoption of this Agreement and the Merger; provided, however, that the Board of Directors of Redwood Empire may withdraw, modify or change its recommendation to the shareholders if the Board determines, in good faith, following consultation with legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law. Within 30 calendar days after the time of execution and delivery of this Agreement, members of the Board of Directors of Redwood Empire shall deliver to Westamerica undertakings in the form attached hereto as Exhibit B (each a "Director Support and Voting Agreement") confirming such directors' approval of the transactions contemplated hereby, setting forth such directors' commitment to vote his or her shares of Redwood Empire stock in favor of the transactions contemplated by this Agreement and setting forth such directors' commitment to use their best efforts to cause the shareholders of Redwood Empire to adopt and approve the transactions contemplated by this Agreement, subject to the proviso in the immediately preceding sentence and any regulatory constraints. Concurrently with the execution of this Agreement, Redwood Empire shall deliver to Westamerica the undertakings of B. John Barry, Thomas J. Barry, Jessica M. Barry, Michael B. Barry and Cheryl Sandeen in the form attached hereto as Exhibit B-1 (each a "Voting Agreement") confirming such shareholders' approval of the transactions contemplated by this Agreement and setting forth their respective commitments to vote their shares of Redwood Empire stock in favor of the transactions contemplated by this Agreement. Except with the prior approval of Westamerica or pursuant to Section 3.2(j), neither Redwood Empire nor any member of its Board of Directors shall, at the Redwood Empire shareholders' meeting, submit any other matters for approval of its shareholders.

            (b) SHAREHOLDER LISTS AND OTHER INFORMATION. After execution hereof, Redwood Empire shall from time to time make available to Westamerica, upon request, a list of its shareholders and their addresses, a list showing all transfers of Redwood Empire common stock and such other information as Westamerica shall reasonably request regarding both the ownership and prior transfers of Redwood Empire common stock.

            (c) GOVERNMENT APPROVALS. Redwood Empire will cooperate in all reasonable respects with Westamerica and WAB in their undertaking to obtain the Government Approvals, and Redwood Empire further agrees, subject to the continuing fiduciary duty of the Board of Directors of Redwood Empire to the shareholders of Redwood Empire as provided in Section 3.2(a), to take such actions as may be reasonably requested by Westamerica to cause the Merger to be consummated on the terms provided in the Merger Agreement and this Agreement as promptly as is practicable.

            (d) NEW BRANCHES AND LEASES. Redwood Empire shall not create any new branches or enter into any acquisitions or leases of real property (except acquisition of real property through foreclosure or in lieu of foreclosure of a security interest), including new leases and lease extensions, without the prior written approval of Westamerica, which approval will not be unreasonably withheld, delayed or conditioned.

            (e) NOTIFICATION OF BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Redwood Empire shall promptly (and in any event within two Business
Days) give oral and written notice to Westamerica upon becoming aware of the occurrence or impending or threatened occurrence of any event which would, or could reasonably be expected to, cause or constitute a breach or inaccuracy of any of the representations or warranties or a breach of any of the covenants of Redwood Empire or NBR contained or referred to in this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

            (f) FINANCIAL STATEMENTS.

                  (i) Redwood Empire has delivered or has made available to Westamerica prior to the Effective Date true and correct copies of (x) all financial statements and proxy statements issued to Redwood Empire shareholders and/or directors after December 31, 2003 and prior to the date hereof, (y) its consolidated statements of income, changes in shareholders' equity and statements of cash flows for March 31, 2004, and for the years ended December 31, 2003, 2002 and 2001, and (z) consolidated balance sheets at March 31, 2004 and at December 31, 2003, 2002 and 2001. Such consolidated financial statements at and for the years ended December 31, 2003, 2002 and 2001 have been audited by Crowe Chizek and Company LLC, independent public accountants ("Crowe Chizek"), and include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Redwood Empire at the dates indicated and for the periods then ending. The opinions of Crowe Chizek do not contain any qualifications.

                  (ii) Redwood Empire shall deliver or make available to Westamerica at or prior to the Effective Date true and correct copies of
      (x) all financial statements and
      proxy statements issued to Redwood Empire shareholders and/or directors on or after the date hereof and through the Effective Date, (y) its consolidated statements of income, changes in shareholders' equity and statements of cash flows for all quarters and years ending after March 31, 2004, and (z) consolidated balance sheets for all quarters and years ending after March 31, 2004. Such consolidated financial statements for years ending after March 31, 2004, shall be audited by Crowe Chizek, and shall include an opinion of Crowe Chizek to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Redwood Empire at the date indicated and for such period then ending. Such opinion of Crowe Chizek shall not contain any qualifications.

                  (iii) Redwood Empire shall deliver to Westamerica copies of all annual management letters and opinions, and shall make available to Westamerica for inspection all reviews, correspondence and other documents in the files of Redwood Empire, prepared by Crowe Chizek or any other certified public accountant engaged by Redwood Empire and delivered to Redwood Empire or any of its subsidiaries since January 1, 2001.

                  (iv) Redwood Empire has delivered or shall deliver to Westamerica true and complete copies of Redwood Empire's Annual Report to Shareholders for the years ended December 31, 2003, 2002, 2001, 2000, and 1999, all proxy statements and other written material furnished to Redwood Empire's shareholders since December 31, 1999, and all other material reports, including call reports, relating to Redwood Empire filed by Redwood Empire or NBR with the FRB, Office of the Comptroller of the Currency ("OCC") or Federal Deposit Insurance Corporation (the "FDIC"), during 1999 through 2003 and in 2004 prior to the Effective Date. As of their respective dates, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

                  (v) To confirm satisfaction of the conditions in Section 7(o) and (p), at least two Business Days before the Closing Date or, if applicable, such earlier date specified in clause (ii) of the final paragraph of Article 7, Redwood Empire shall provide to Westamerica a certificate of its chief financial officer as to Redwood Empire's Shareholders' Equity, loans and deposits, and allowance for loan losses and written assurance of Redwood Empire's independent accountants under, or consistent with the standards of, SAS 100 to the effect that the accountants are not aware that the financial statements of Redwood Empire as of the latest practicable date preceding the Effective Time or, if applicable, the earlier date described in clause (ii) of the final paragraph of Article 7 (the "SAS 100 Date") from which Shareholders' Equity is determined for purposes of Section 7(o) and (p) require any material modifications in order to comply with GAAP. Westamerica shall be permitted reasonable review and inquiry with respect to the calculation of Shareholders' Equity and the supporting certificate.

                  (vi) Redwood Empire will maintain internal controls over financial reporting (as required by Rule 13a-15(f) under the 1934 Act). Redwood Empire will provide Westamerica with an assessment of such internal controls, cooperate with

      Westamerica in assessing the effectiveness of such internal controls and identify to Westamerica the framework used to evaluate the effectiveness of such internal controls.

            (g) COMPENSATION. The Redwood Empire Disclosure Schedule discloses the name of the recipient and amount of any severance compensation owed or to be paid by Redwood Empire or any of its subsidiaries or any of their successors in connection with completion of the Merger. Except as disclosed in the Redwood Empire Disclosure Schedule, Redwood Empire shall stay within its 2004 compensation budget, shall operate in a manner consistent with past practices for June salary increases and shall provide to Westamerica a schedule setting forth those individuals with base salaries over $40,000 for whom increases in compensation have been approved, their current compensation and amounts of approved increases. Without limiting the generality of the foregoing provisions, Redwood Empire shall be entitled to pay (i) the Core Bank Incentive Bonuses to its employees, prorated for the portion of the fiscal year 2004 which shall have elapsed to the Effective Date, as disclosed in Section 3(g) of the Redwood Empire Disclosure Schedule to the extent that such bonuses are within Redwood Empire's 2004 compensation budget, are consistent with the terms of its Core Bank Incentive Plan and have been accrued prior to or at the time of payment on the financial statements of Redwood Empire (except that general retention pool amounts shall be paid only after Redwood Empire has advised Westamerica of the proposed recipients), (ii) those bonuses to executive officers under the Executive Officer Bonus Program, prorated for the portion of the fiscal year 2004 which shall have elapsed to the Effective Date, as disclosed in Section 3(g) of the Redwood Empire Disclosure Schedule, and (iii) those retention payment amounts disclosed in the Redwood Empire Disclosure Schedule. Redwood Empire will continue to accrue on its financial statements on a monthly basis for the expense of amounts that will be payable to employees of Redwood Empire and its subsidiaries after Closing (which amounts Westamerica shall cause to be paid when due) under its Commercial Loan Officer 2004 Commission Plan, 2004 Business Development Officer Commission Plan and RMS 2004 Incentive Compensation Plan. Redwood Empire will not adjust base salaries or award other forms of compensation (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement) to employees other than pursuant to the June 2004 compensation adjustment without the prior written consent of Westamerica (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior consent of Westamerica, which Westamerica shall not unreasonably withhold, delay or condition, Redwood Empire shall not hire any new employee.

            (h) CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Prior to the Effective Time:

                  (i) Except as provided otherwise in this Agreement, Redwood Empire and its subsidiaries shall conduct their respective businesses in the ordinary course as heretofore conducted. For purposes of this Agreement, the "Ordinary Course of Business" shall consist of the banking and related businesses as presently conducted by Redwood Empire and its subsidiaries and permitted under the BHCA, Federal Deposit Insurance Act (the "FDI Act"), National Bank Act and other applicable laws. Unless Westamerica has given its prior written consent to any act or omission to the contrary (which consent shall not be unreasonably withheld, delayed or conditioned), Redwood Empire and its subsidiaries shall, through the Effective Date, cause its officers to:

                  (A) use their commercially reasonable best efforts to preserve its business and business organizations intact;

                  (B) use their commercially reasonable best efforts to preserve the goodwill of customers and others having business relations with Redwood Empire and take no action that would impair the benefit to Westamerica of the goodwill of Redwood Empire and NBR or the other benefits of the Mergers;

                  (C) consult with Westamerica as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

                  (D) maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted);

                  (E) comply with all laws, regulations and decrees applicable to the conduct of their businesses;

                  (F) keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

                  (G) use their commercially reasonable best efforts, subject to
      Section 3.2(g), to keep available to Westamerica the services of its present officers and employees (it being understood that Redwood Empire or NBR shall have the right to terminate the employment of any officer or employee in accordance with its customary employment procedures);

                  (H) comply with all orders, agreements and memoranda of understanding made by or with the FRB, the Federal Reserve Bank of San Francisco (the "FRBSF"), the OCC, the FDIC or any other regulatory authority of competent jurisdiction, and promptly (and in any event within two Business Days) forward to Westamerica all communications received from or sent by Redwood Empire or any of its subsidiaries to any such authority that are not prohibited by such authority from being so disclosed and inform Westamerica of any material restrictions imposed by any governmental authority on the business of Redwood Empire or any of its subsidiaries;

                  (I) file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

                  (J) conduct a Phase I environmental audit prior to foreclosure on any property and provide the results of such audit to and consult with Westamerica regarding the significance of the audit prior to the foreclosure on any such property;

                  (K) not sell, lease, pledge, assign, encumber or otherwise dispose of any of its respective assets except in the Ordinary Course of Business, for adequate value, without recourse and consistent with its customary practice;

                  (L) with respect to any extension of credit in excess of $10,000, not waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course of Business;

                  (M) not make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments, in each case to any of its respective officers, directors or any affiliated or related persons of such directors or officers except in the Ordinary Course of Business consistent with established loan procedures and in compliance with FRB Regulation O;

                  (N) not take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity;

                  (O) not settle or otherwise take any action to release or reduce any of its respective rights with respect to any litigation involving a claim of more than $10,000 in which it is a party;

                  (P) consult with Westamerica on problem loan workout strategies.

            (ii) Redwood Empire and NBR shall not, without first having obtained the written consent of Westamerica (which consent shall not be unreasonably withheld, delayed or conditioned), cause or permit the officers of Redwood Empire or any of its subsidiaries to:

                  (A) commit to any loan or extension of credit or any renewal of any outstanding credit in excess of $500,000, provided that Westamerica's consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within one Business Day after receipt of written notice directed to authorized Westamerica personnel, together with sufficient supporting information to allow Westamerica to make an informed judgment, and Westamerica shall not unreasonably withhold its consent; provided, further, that any consent given by Westamerica shall be binding only if given by authorized Westamerica personnel identified on a list signed by Westamerica's President and delivered to Redwood Empire concurrently with the execution of this Agreement or as later modified by Westamerica; provided, however, as long as those new credits or renewals conform to Redwood Empire's existing underwriting standards and applicable regulatory standards and are not classified or criticized, such extensions of credit or renewals shall be approved by Westamerica (or consent deemed given within one Business Day in the absence of written objection); provided further, however, Redwood Empire shall be permitted (without obtaining Westamerica's prior consent) to change interest rates charged on any outstanding credit or on categories of outstanding or new credits so long as such changes in interest rates maintain or exceed preexisting spreads to market interest rates;

                  (B) materially change the characteristics of its loan portfolio, including loan types, interest rates (except to maintain or exceed preexisting spreads to market interest rates), terms, duration and other terms offered;

                  (C) purchase any investment security with a maturity in excess of two years or that would result in a lengthening of the overall duration of its investment portfolio, or sell any investment security in which a gain is recognized;

                  (D) accept any deposits with a rate of interest in excess of the rate paid on similar accounts of comparable maturity by WAB plus five basis points or materially change the characteristics of its deposit portfolio, including deposit types, interest rates and terms offered, provided that Westamerica shall not withhold its consent to a request for an exception to this restriction if the request is based on a reasonable business purpose consistent with existing operations of Redwood Empire;

                  (E) commit to any new capital commitments or expenditures in excess of $25,000 for any individual item or $50,000 in the aggregate other than commitments or expenditures disclosed in Section 4(o) of the Redwood Empire Disclosure Schedule;

                  (F) commit to any new contract or extend any existing contract (including, but not limited to, data processing or servicing but excluding agreements to extend credit) that would obligate it for an aggregate amount over time in excess of $25,000 for any individual contract or $50,000 in the aggregate; provided that Westamerica's consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within two Business Days after receipt of written notice directed to authorized Westamerica personnel, together with sufficient supporting information to allow Westamerica to make an informed judgment;

                  (G) accelerate the vesting of pension or other benefits except as contractually obligated as of the date hereof; or

                  (H) except as for properties specified in Section 3(h)(ii)(H) of the Redwood Empire Disclosure Schedule, knowingly acquire, own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment.

            (i) PRESS RELEASES. Redwood Empire and NBR shall not issue any press release or written statement for general circulation relating to this Agreement or the Merger unless previously provided to Westamerica for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with Westamerica in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that Redwood Empire may, without the consent of Westamerica, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation.

            (j) NO MERGER OR SOLICITATION.

                  (i) Redwood Empire and NBR shall not initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate or have any discussions with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Competing Transaction or propose or agree to do any of the foregoing, or authorize any of Redwood Empire's or any of its subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its affiliates (the "Representatives") to take any such action, and will cause the Representatives and the Redwood Empire subsidiaries not to take any such action, and Redwood Empire shall promptly (within 24 hours) notify Westamerica (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters, including the identity of the offeror or person making the request or inquiry. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Redwood Empire or any of its subsidiaries and any person other than Westamerica or any of its affiliates: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Redwood Empire or its subsidiaries representing 15% or more of the consolidated assets of Redwood Empire and its subsidiaries; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 15% or more of the voting power of Redwood Empire or its subsidiaries; or a tender offer or exchange offer for at least 15% of the outstanding shares of Redwood Empire.

                  (ii) Redwood Empire shall notify Westamerica (orally and in writing) within 24 hours of the receipt of any such inquiries, proposals or offers, the request for any such information, or the initiation or continuation of any such negotiations or discussions which are sought to be initiated or continued with Redwood Empire.

                  (iii) Notwithstanding any other provision in this Section 3.2(j) or any other provision of this Agreement, prior to the duly convened Redwood Empire shareholders' meeting upon which the Merger shall be voted, and subject to compliance with the other terms of this Section 3.2(j) and to first entering into a confidentiality agreement having provisions that are no less favorable to Redwood Empire than those contained in that certain Confidentiality Agreement dated April 27, 2004, between Redwood Empire and Westamerica (the "Confidentiality Agreement"), the Board of Directors of Redwood Empire shall be permitted to engage in discussions or negotiations with, and provide nonpublic information or data to, any person in response to an unsolicited bona fide written proposal for a Competing Transaction by such person first made after the date hereof which the Board of Directors of Redwood Empire concludes in good faith (after consultation with a financial advisor of recognized reputation in similar transactions) constitutes or is reasonably likely to result in a Superior Proposal (as defined below), and to recommend such Superior Proposal to the holders of Redwood Empire common stock, if and only to the extent that, the Board of Directors of Redwood Empire reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that Redwood Empire shall have given Westamerica (orally and in writing) at least 48 hours prior notice of its intent to do so before taking the first of any such actions with any one such person; provided, further, that Redwood Empire and the Board of Directors of Redwood Empire shall keep Westamerica informed of the status and terms of any such proposals, offers, discussions or negotiations on a prompt basis, including by providing a copy of all material documentation or correspondence relating thereto. Notwithstanding any other provision in this Section 3.2(j) or any other provision of this Agreement, Redwood Empire may waive any provision of any confidentiality agreement entered into as provided above if the Board of Directors of Redwood Empire, in the exercise of its fiduciary duties under applicable law, reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and Redwood Empire also contemporaneously waives similar provisions of the Confidentiality Agreement.

                  (iv) For purposes of this Agreement, "Superior Proposal" shall mean a bona fide written proposal for a Competing Transaction which the Board of Directors of Redwood Empire concludes in good faith, after consultation with a financial advisor of recognized reputation in similar transactions and its legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (y) is more favorable to Redwood Empire's shareholders from a financial point of view than the transactions contemplated by this Agreement, and (z) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of "Superior Proposal", the term Competing Transaction shall have the meaning assigned to such term in this Section 3.2(j), except that the reference to "15% or more" in the definition of Competing Transaction shall be deemed to be a reference to "a majority". Nothing in this Section 3.2(j) shall prohibit Redwood Empire or its Board of Directors from taking and disclosing to the Redwood Empire shareholders a position with respect to a Competing Transaction to the extent required under the Securities Exchange Act of 1934 (the "1934 Act") or the rules and regulations thereunder, or from making such disclosure to the Redwood Empire shareholders which, after consultation with outside legal counsel, the Board determines is otherwise required under applicable law; provided, that taking any such action required to comply with any such obligations shall not in any way limit or modify the effect that any action so taken has under any other provision of this Agreement, including, without limitation, Section 11(b)(ix).

            (k) EMPLOYEE BENEFIT PLANS. Redwood Empire agrees that any of its employee benefit plans shall, at the request of Westamerica, be terminated, frozen, modified or merged into the corresponding employee benefit plan of Westamerica, immediately before, on or after the Effective Date (but conditioned as to its effectiveness on actual completion of the Merger), as determined by Westamerica in its sole discretion and to the extent permitted by such plan without violating the rights of employees.

            (l) CHANGES IN CAPITAL STOCK. At or after the date hereof and at or prior to the Effective Time, except with the prior written consent of Westamerica, Redwood Empire shall not amend its Articles of Incorporation or Bylaws; make any change in its authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant, issue, or accelerate the vesting of any stock option relating to, right to acquire, or security convertible into, shares of its capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, its capital stock or other equity security, or agree to do any of the foregoing, or permit any of its subsidiaries to do any of the foregoing, except that nothing herein shall prohibit the issuance of shares with respect to options outstanding at the date of this Agreement (as provided for in Section 2.6).

            (m) DIVIDENDS. Except for quarterly dividends not exceeding $0.21 per share and otherwise consistent with past practice and the provisions of
Section 3.1(j), Redwood Empire shall not declare, set aside, or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution).

            (n) ACCOUNTING METHODS. Redwood Empire shall not change its methods of accounting in effect at December 31, 2003, except as required by changes in GAAP as concurred in by its independent auditors or as required by this Agreement.

            (o) AFFILIATES. At the time of mailing of the Proxy Statement to the shareholders of Redwood Empire, Redwood Empire shall deliver to Westamerica a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Redwood Empire, "affiliates" of Redwood Empire for purposes of Rule 145 under the 1933 Act. Redwood Empire shall use all commercially reasonable efforts to cause each person named in the letter delivered by it to deliver to Westamerica within 30 days after the date of this Agreement, or as soon thereafter as such persons are identified, a written "affiliates" agreement, in substantially the form attached hereto as Exhibit C, providing that such person shall dispose of the Westamerica common stock to be received by such person in the Merger only in accordance with applicable law.

            (p) ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Redwood Empire, the proper officers and directors of each party to this Agreement shall take all such necessary or appropriate action.

            (q) ACCESS TO PROPERTIES, BOOKS AND RECORDS; CONFIDENTIALITY. Prior to the Effective Time, subject to the terms of the Confidentiality Agreement, Redwood Empire shall give Westamerica and its counsel and accountants full access, during normal business hours and upon reasonable request, to all of its and its subsidiaries' properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments, regulatory examinations and correspondence and shall allow Westamerica to make copies of such materials (to the extent not legally prohibited) and shall furnish Westamerica with all such information concerning its affairs as Westamerica may reasonably request; provided, however, that Redwood Empire is not required to provide any information if such provision would cause a loss of the attorney-client privilege enjoyed by Redwood Empire or any of its subsidiaries. Redwood Empire shall also use its commercially reasonable best efforts to cause Crowe Chizek to make available to Westamerica, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, Crowe Chizek's work papers and documentation relating to its audits of the books and records of Redwood Empire.

            (r) NONCOMPETITION/NONSOLICITATION AGREEMENTS. Redwood Empire shall use its best efforts to have each director of Redwood Empire execute a Confidentiality and Nonsolicitation Agreement in the form of Exhibit D ("Confidentiality and Nonsolicitation Agreement"), or a Noncompetition Agreement in the form attached hereto as Exhibit D-1 ("Noncompetition Agreement"), pursuant to which each director shall agree to certain nonsolicitation covenants and either (i) to refrain from certain activities in competition with Westamerica and WAB or (ii) to exercise any options to acquire shares of Redwood Empire common stock that are converted in the Merger to options to acquire shares of Westamerica common stock within 90 days after the Effective Date or to consent to the termination of such options upon the conclusion of such period.

            (s) CLASSIFICATIONS AND LITIGATION DEVELOPMENTS. Redwood Empire agrees to promptly (and in any event within two Business Days) advise Westamerica in writing of (i) all other real estate owned ("OREO"), loans, leases, other extensions of credit or commitments, or other interest-bearing assets of Redwood Empire or any of its subsidiaries that have been classified subsequent to the date hereof by any internal bank examiner or any bank regulatory agency as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans) and (ii) the classification of any loan as substandard, doubtful or loss, the filing or threatened filing of any and all legal actions or other proceedings or investigations which if determined adversely to Redwood Empire are reasonably likely to have a material adverse effect on Redwood Empire, compliance with its obligations under this Agreement or the satisfaction of any condition to closing under this Agreement, and any significant developments arising in connection with said actions, proceedings or investigations. Notwithstanding the above, Redwood Empire shall be under no obligation to disclose to Westamerica any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of Redwood Empire imposed by such bank regulatory agency.

            (t) ACCOUNTING ADJUSTMENT BEFORE CLOSING. Redwood Empire agrees to make such accounting adjustments as Westamerica shall reasonably request immediately before Closing to conform Redwood Empire's accounting to Westamerica's accounting and methodology for determining its allowance for loan losses, provided that any such adjustment shall be disregarded for purposes of
Section 7(o).

            (u) CONSENTS. Where required by law or by agreements with third parties, Redwood Empire shall use commercially reasonable efforts to obtain from third parties, prior to the Effective Date, all consents to the transactions contemplated by this Agreement, where failure to obtain such consents would or would reasonably be expected to have a material adverse effect on Redwood Empire or Westamerica or that will or would reasonably be expected to prevent Westamerica from realizing any substantial portion of the economic benefits of the transactions contemplated by this Agreement.

            (v) CASH RECONCILIATION. At the close of business on the last Business Day before the Effective Time, Redwood Empire shall conduct a cash reconciliation at its branches and shall permit Westamerica to observe or participate in such reconciliation.

            (w) TAX RETURNS. Redwood Empire shall deliver to Westamerica copies of all its and its subsidiaries' tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 2003 (when available), 2002, 2001, 2000 and 1999.

      3.3 INFORMATION AND CONFIDENTIALITY.

            (a) INFORMATION AND CONFIDENTIALITY. Each party shall use its best efforts to cause its officers, directors, employees, auditors, agents, and attorneys to cooperate with the other in the reasonable requests for information by the other parties hereto. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by any other party as such other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any governmental agency or authority, or by GAAP. The foregoing confidentiality obligations shall not apply in respect of any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted.

            (b) ASSET REVIEW.

                  (i) Redwood Empire shall continue to engage its internal asset review examiners to identify potential losses with respect to loans, leases and OREO. Redwood

      Empire shall have reviewed all nonperforming assets and other classified or criticized assets as of a date within three months preceding the Effective Date and all loans of $250,000 or more up to $500,000 originated after the date of this Agreement. Redwood Empire shall promptly provide a copy of reports of such reviews to Westamerica. All loans, leases or OREO of Redwood Empire may be reviewed by Westamerica as part of its ongoing due diligence and Westamerica may provide a report thereon to Redwood Empire setting forth Westamerica's grading or other assessment thereof (including accounting treatment and loss recognition).

                  (ii) Redwood Empire may accept and implement Westamerica's grading or other assessments (including accounting treatment and loss recognition) concerning loans, leases or OREO. In case of any dispute between Westamerica and Redwood Empire with respect to classification or grading of loans, the amount of reserve appropriate for a classified loan or the adequacy of Redwood Empire's allowance for loan losses in accordance with the terms of this Agreement, Westamerica and Redwood Empire shall use their best efforts to resolve such dispute. If they do not resolve the dispute, Redwood Empire and Westamerica shall refer the matter for resolution by a mutually agreed (after mutual full disclosure of existing and prior relationships with each party) third party experienced in reviewing loans and loan portfolios (the "Independent Loan Reviewer") or, in the case of OREO, a mutually agreed (after mutual full disclosure of existing and prior relationships with each party) third party experienced in appraising properties of the kind in question (the "Independent Appraiser").

                  (iii) The Independent Loan Reviewer or Independent Appraiser shall immediately review and/or appraise said loan(s) or OREO utilizing GAAP, applicable regulatory accounting principles ("RAP") and related standards as enforced by the FRB. If the Independent Loan Reviewer believes it necessary to retain an Independent Appraiser, Westamerica and Redwood Empire shall mutually agree on the Independent Appraiser.

                  (iv) Redwood Empire agrees to recognize on its books and records all additional loan provisions and loan losses and record all OREO at their net realizable value (and record related OREO expenses) based on the review/appraisal by the Independent Loan Reviewer or Independent Appraiser no later than the last day of month in which the determination is made. With respect to any OREO, based on all known information available from time to time, if it appears that Redwood Empire's then current independent appraisals may not be accurate or upon request of and at the expense of Westamerica, Redwood Empire shall promptly obtain updated independent appraisals by an Independent Appraiser and provide copies of all such appraisals to Westamerica. Any new or additional write-downs or OREO expenses shall be recorded immediately upon receiving any updated independent appraisal. Westamerica and Redwood Empire agree to accept the views of the Independent Loan Reviewer and Independent Appraiser with respect to loan grades, loan provisions, collateral and OREO values and related matters under this section. When this method results in a determination that a loan or asset should have a reserve amount or an additional reserve amount associated with it, the reserve shall be created by an addition to the allowance for loan losses and not by a reallocation of amounts in the existing allowance, except to the extent that the allowance and each portion of the allowance, including the unallocated portion, are justified under GAAP applied on a consistent basis both before and after any such reallocation. The parties agree that adjustments made under this section shall be deemed consistent with GAAP. With respect to any asset the value of which is in dispute, Westamerica shall consent to a sale by Redwood Empire or any of its subsidiaries of such asset to a director or shareholder of Redwood Empire at the higher of the appraised value established by this review process or the minimum price required by applicable law, or such higher price as Redwood Empire and the buyer may agree.

                  (v) Except as provided otherwise above, Redwood Empire and Westamerica shall each pay one half of all fees and expenses of the Independent Loan Reviewer and any Independent Appraiser.

      3.4 COOPERATION. All parties to this Agreement shall cooperate with each other and use their commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties that are necessary or advisable to consummate the transactions contemplated by this Agreement. The parties shall confer on a regular basis, report on operational matters, policies and banking practices and promptly advise the other orally and in writing of any change or event that has caused or could reasonably be expected to cause or constitute a material failure of a condition in this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF REDWOOD EMPIRE AND NBR.

      The following representations and warranties by Redwood Empire to Westamerica are qualified by the Redwood Empire Disclosure Schedule (the "Redwood Empire Disclosure Schedule") delivered by Redwood Empire to Westamerica at the time this Agreement is signed. The Redwood Empire Disclosure Schedule shall refer to the representation or warranty to which exceptions or matters disclosed therein relate; provided, however, that an exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other warranty or representation to which the exception or matter reasonably relates. The inclusion of any item in such Redwood Empire Disclosure Schedule shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

            (a) CORPORATE STATUS AND POWER TO ENTER INTO AGREEMENTS. Redwood Empire is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the BHCA. NBR is a national banking association duly incorporated, validly existing and in good standing under the laws of the United States and holds a currently valid license issued by the OCC to engage in the commercial banking business in California at the offices in which such business is conducted. Subject to the approval of this Agreement and the transactions contemplated hereby by the FRB, Redwood Empire and NBR have all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by them. Neither Redwood Empire nor any of its subsidiaries is subject to any order of or agreement or understanding with the FRB, OCC, FDIC or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of Redwood Empire or NBR nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. NBR's deposits are insured by the FDIC in the manner and to the full extent provided by law.

            (b) ARTICLES, BYLAWS, BOOKS AND RECORDS. The copies of the Articles of Incorporation and Bylaws of Redwood Empire and the Articles of Association and Bylaws of NBR that shall be delivered to Westamerica promptly after the date hereof are complete and accurate copies thereof as in effect on the date hereof. The minute books of Redwood Empire and NBR that shall be made available to Westamerica contain a materially complete and accurate record of all meetings of the Boards of Director (and committees thereof) and shareholders. The corporate books and records (including financial statements) of Redwood Empire and NBR fairly reflect the material transactions to which Redwood Empire or NBR is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of Redwood Empire and the Articles of Association and Bylaws of NBR and all amendments thereto have been duly approved by all requisite corporate action and by the appropriate regulatory authority to the extent required by law.

            (c) COMPLIANCE WITH LAWS, REGULATIONS AND DECREES. Each of Redwood Empire and its subsidiaries: (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) in all material respects has complied with, and is not in default of, any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of it as now being conducted, and (v) has not received notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any licenses, franchise, permit or governmental authorization.

            (d) EXECUTION AND DELIVERY OF THE AGREEMENT.

                  (i) The execution and delivery of this Agreement has been duly authorized by the required majority approval of the respective Boards of Directors of Redwood Empire and NBR and, when this Agreement and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Redwood Empire common stock at a meeting of shareholders duly called and held and by Redwood Empire as the sole shareholder of NBR, this Agreement and the Mergers will be duly and validly authorized by all necessary corporate action on the part of Redwood Empire and NBR. Actions taken by the Board of Directors of Company and to be taken by the shareholders of Redwood Empire are sufficient to render inapplicable to this Agreement and the transactions contemplated hereby all state takeover statutes and any similar "takeover" or "interested stockholder" law.

                  (ii) This Agreement has been duly executed and delivered by Redwood Empire and NBR and (assuming due execution and delivery by Westamerica and WAB) constitutes the legal and binding obligations of Redwood Empire and NBR (subject to applicable bankruptcy, insolvency and civil laws affecting creditors' rights generally, and subject, as to enforceability, to equitable principles of general applicability).

                  (iii) The execution and delivery by Redwood Empire and NBR of this Agreement and the consummation of the transactions provided for in this Agreement (A) do not violate any provision of the Articles of Incorporation or Bylaws of Redwood Empire or Articles of Association or Bylaws of NBR, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite Redwood Empire shareholder approval, (3) due registration of the Westamerica Shares under the 1933 Act, (4) receipt of appropriate permits or approvals under state securities or "blue sky" laws, and (5) accuracy of the representations of Westamerica set forth herein), and (B) except as set forth in Section 4(d) of the Redwood Empire Disclosure Schedule, do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Redwood Empire or any of its subsidiaries is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Redwood Empire any of its subsidiaries is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of Redwood Empire or any of its subsidiaries.

            (e) CAPITALIZATION. The authorized capital of Redwood Empire consists of 10,000,000 shares of common stock, no par value, of which 4,952,123 shares are duly authorized, validly issued, fully paid and nonassessable and currently outstanding, and 2,000,000 shares of preferred stock no par value, of which no shares have been issued or are outstanding. All outstanding shares of common stock have been issued in compliance with all applicable securities laws. No other equity securities of Redwood Empire have been issued or are outstanding. There are currently outstanding Redwood Options to purchase 311,685 shares of Redwood Empire common stock issued pursuant to the Option Plan and options to purchase 32,000 shares of Redwood Empire common stock issued other than pursuant to the Option Plan as described in Section 4(e) of the Redwood Empire Disclosure Schedule. The weighted average exercise price of such options is $12.22 per share. Said options were granted and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. The authorized capital of NBR consists of 4,000,000 shares of common stock, par value $2.77 7/9 per share, all of the outstanding shares of which are duly authorized, validly issued, fully paid and nonassessable (except as provided in the National Bank Act) and owned by Redwood Empire. Otherwise, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate Redwood Empire or

NBR to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any common stock or any other equity security of Redwood Empire or NBR, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of common stock or any other equity security of Redwood Empire or NBR to which Redwood Empire or NBR is a party.

            (f) EQUITY INTERESTS. Except as set forth in Section 4(f) of the Redwood Empire Disclosure Schedule and for (i) Redwood Empire's equity interest in NBR, Redwood Statutory Trust I, a Connecticut statutory trust, and Redwood Statutory Trust II, a Connecticut statutory trust, (ii) NBR's equity interest in Valley Mortgage Corporation and Redwood Merchant Services, Inc., each of which is inactive, and (iii) securities acquired in foreclosure or in lieu of foreclosure in the Ordinary Course of Business, neither Redwood Empire nor NBR owns, directly or indirectly, any equity interest in any bank, corporation, or other entity. Section 4(f) of the Redwood Empire Disclosure Schedule sets forth the authorized capitalization, number and ownership of outstanding equity securities and existence of warrants or options relating to, rights to acquire, or debt or equity securities convertible into, equity securities of each of Redwood Empire's subsidiaries other than NBR. All of the issued and outstanding shares of capital stock or other equity ownership interests of each subsidiary of Redwood Empire or NBR (other than NBR) are owned by Redwood Empire or NBR, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

            (g) SECURITIES LAW FILINGS. Since December 31, 1998, Redwood Empire has filed and will file all documents required to be filed by it under the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940 and the Trust Indenture Act of 1939, all as amended, and that as of their respective dates, none of these documents contained as of the date of the filing thereof any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made or will be made not misleading.

            (h) FINANCIAL STATEMENTS, REGULATORY REPORTS. No financial statement or other document provided or to be provided to Westamerica as required by
Section 3.2(f) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date included with such financial statements or other documents provided or to be provided to Westamerica shall be deemed to modify information supplied to Westamerica as of any earlier date. Redwood Empire and NBR have filed all material documents and reports relating to Redwood Empire or NBR required to be filed with the FRB, the FDIC, the OCC, or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. Except as set forth in Section 4(h) of the Redwood Empire Disclosure Schedule, all compliance or corrective action relating to Redwood Empire or any of its subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over Redwood Empire or any of its subsidiaries has been taken. Neither Redwood Empire nor any of its subsidiaries is subject to any order, agreement or written directive from or with any regulatory authority with respect to its assets or business except for matters of general application. Redwood Empire and its subsidiaries have paid all assessments made or imposed by any governmental agency. The consolidated financial records of Redwood Empire have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with GAAP, or applicable RAP, at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by Redwood Empire in the operation of its business to generate and retrieve financial records are adequate for the current needs of Redwood Empire.

            (i) COMMUNITY REINVESTMENT ACT. NBR has received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. NBR has not been advised of any material supervisory concerns regarding its compliance with the Community Reinvestment Act.

            (j) TAX RETURNS. As used in this Agreement, "tax" or "taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person.

                  (i) Each of Redwood Empire and NBR has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required to be filed by it with respect thereto, and each such return, report or other information was, when filed, complete and accurate in all material respects. Each of Redwood Empire and NBR has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed in the Redwood Empire Disclosure Schedule. Each of Redwood Empire and NBR has recorded adequate reserves for all unpaid tax liabilities, including all tax benefits previously claimed with respect to its ownership of NBR Real Estate Investment Trust or any other real estate investment trust or similar vehicle. Neither Redwood Empire nor NBR has been requested to give and neither has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against Redwood Empire or NBR for any alleged deficiency in the payment of any taxes, and neither Redwood Empire nor NBR knows of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. Since December 31, 2003, there have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Article XIIIA of the California Constitution, of any real property owned in whole or in part by Redwood Empire or NBR or to the best of Redwood Empire's or NBR's knowledge, of any real property leased by Redwood Empire or NBR (disregarding for this purpose the acquisition of real property through foreclosure or in lieu of foreclosure of a security interest).

                  (ii) Each of Redwood Empire and NBR has withheld and paid all material taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) Neither Redwood Empire nor NBR has filed any consolidated federal income tax return as a member of an "affiliated group" (within the meaning of Section 1504 of the Code) where Redwood Empire was not the common parent of the group. Neither Redwood Empire nor NBR is or has been a party to any tax allocation agreement or arrangement pursuant to which it has any contingent, successor, or outstanding liability for the taxes of anyone other than Redwood Empire and NBR. Redwood Empire is not required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Redwood Empire.

                  (iv) Neither Redwood Empire nor NBR has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code
      (x) in two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

            (k) ABSENCE OF CERTAIN CHANGES. Since December 31, 2003, there has been (i) no material adverse change with respect to Redwood Empire, (ii) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to Redwood Empire or any of its subsidiaries, except in the Ordinary Course of Business, and (iii) no disposition by Redwood Empire or any of its subsidiaries of one or more assets that, individually or in the aggregate, are material to it, except sales of assets in the Ordinary Course of Business. The incurrence and payment of Merger-related expenses not exceeding those disclosed in the Redwood Empire Disclosure Schedule shall not in themselves constitute a material adverse change for this purpose, but the determination of all other financial requirements in this Agreement shall include the effect of Merger-related expenses.

            (l) NO UNDISCLOSED LIABILITIES. Except as set forth in Section 4(l) of the Redwood Empire Disclosure Schedule, and except for items for which reserves have been established in the unaudited consolidated balance sheets of Redwood Empire as of March 31, 2004, neither Redwood Empire nor any of its subsidiaries has incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. Except as set forth in Section 4(l) of the Redwood Empire Disclosure Schedule, no agreement pursuant to which any loans or other assets have been or will be sold by Redwood Empire or any of its subsidiaries entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the seller, to cause Redwood Empire or any of its subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Redwood Empire or any of its subsidiaries. Redwood Empire and its subsidiaries have not knowingly made and shall not make any representations or covenants in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the stock of Redwood Empire (other than regular quarterly cash dividends consistent with past practice) has been declared, set aside or paid, nor have any shares of the stock of Redwood Empire been purchased, redeemed or otherwise acquired, directly or indirectly, by Redwood Empire since December 31, 2003.

            (m) INDEMNIFICATION. Other than pursuant to the provisions of their respective Articles of Incorporation or Articles of Association, as the case may be, or Bylaws, or as disclosed in Section 4(m) of the Redwood Empire Disclosure Schedule, or pursuant to non-material contracts entered into in the Ordinary Course of Business, neither Redwood Empire nor any of its subsidiaries is a party to any indemnification agreement with any of its present or past officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Redwood Empire or any of its subsidiaries, and to the best knowledge of Redwood Empire, there are no claims for which any person would be entitled to indemnification by Redwood Empire or any of its subsidiaries if such provisions were deemed in effect.

            (n) PROPERTIES AND LEASES.

                  (i) Section 4(n) of the Redwood Empire Disclosure Schedule sets forth each office, branch, facility and other place of business of Redwood Empire and its subsidiaries, its address, function and whether it is owned or leased by Redwood Empire. Redwood Empire and its subsidiaries have good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the Redwood Empire consolidated balance sheet as of December 31, 2003 (except property held as lessee under leases disclosed in Section 4(n) of the Redwood Empire Disclosure Schedule and except personal property sold or otherwise disposed of since December 31, 2003 in the Ordinary Course of Business), except (a) liens for taxes or assessments not delinquent; (b) liens, encumbrances and imperfections of title not created or suffered to be created by Redwood Empire nor actually known to Redwood

      Empire; (c) such other liens and encumbrances and imperfections of title as do not materially and adversely affect the value of such property as reflected in the Redwood Empire consolidated balance sheet as of December 31, 2003, or as currently shown on the books and records of Redwood Empire and which do not interfere with or impair the present and continued use; or (d) exceptions disclosed in title reports and preliminary title reports, copies of which shall be provided to Westamerica. To the actual knowledge of Redwood Empire, all tangible properties of Redwood Empire and its subsidiaries conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of Redwood Empire and its subsidiaries are in a good state of maintenance and repair, normal wear and tear excepted, and are adequate for the current business of Redwood Empire and its subsidiaries. Except for its main office at 111 Santa Rosa Avenue, in Santa Rosa, as to which Section 4(n) of the Redwood Empire Disclosure Schedule, to the knowledge of Redwood Empire, provides complete and accurate information, (A) no properties of Redwood Empire or any of its subsidiaries are the subject of any pending or, to Redwood Empire's actual knowledge, threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance; nor, to Redwood Empire's actual knowledge, are any properties in which Redwood Empire or any of its subsidiaries holds a collateral or contingent interest or purchase option subject to any such pending or threatened investigation, claim or proceeding, and (B) to Redwood Empire's actual knowledge, except as set forth in Section 3(h)(ii)(H) of the Redwood Empire Disclosure Schedule, none of Redwood Empire and any of its subsidiaries owns, possesses or has a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by Redwood Empire or one of its subsidiaries, Redwood Empire and its subsidiaries have not controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon in such a manner as to cause Redwood Empire or any of its subsidiaries to be deemed by a court of competent jurisdiction to be an owner or operator of such asset under applicable environmental laws.

                  (ii) All properties held by Redwood Empire and its subsidiaries under leases are held under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency and civil laws affecting creditors' rights generally, and subject, as to enforceability, to equitable principles of general applicability), with such exceptions as are not material and do not interfere with the conduct of the business of Redwood Empire or its subsidiaries, and Redwood Empire and its subsidiaries enjoy quiet and peaceful possession of such leased property. Neither Redwood Empire nor any of its subsidiaries is in default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

                  (iii) Except as disclosed in Section 4(n) of the Redwood Empire Disclosure Schedule, none of Redwood Empire's or any of its subsidiaries' rights and obligations under the leases referred to in Section 4(n)(ii) above require the consent of any other party to the transaction contemplated by this Agreement.

            (o) MATERIAL CONTRACTS. Except as disclosed in Section 4(o) of the Redwood Empire Disclosure Schedule (and except for loans, loan commitments and letters of credit or similar obligations arising in the Ordinary Course of Business of NBR), neither Redwood Empire nor any of it subsidiaries is a party to or bound by any contract or other agreement which involves aggregate future payments by or to it of more than $25,000 and which is made for a fixed period expiring more than one year from the date hereof, and neither Redwood Empire nor any of it subsidiaries is a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed in Section 4(o) of the Redwood Empire Disclosure Schedule is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto. No power of attorney or similar authorization given directly or indirectly by Redwood Empire or any of its subsidiaries is currently outstanding.

            (p) CLASSIFIED LOANS. Except as disclosed in Section 4(p) of the Redwood Empire Disclosure Schedule, there are no loans presently owned by Redwood Empire or any of its subsidiaries that have been classified by any bank examiner, outside loan reviewer, accountant or management as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories with similar import and all loans or portions thereof classified "Loss" have been charged off. Notwithstanding the above, Redwood Empire shall not be under any obligation to disclose to Westamerica any such classification by any bank examiner where such disclosure would violate any obligation of confidentiality of Redwood Empire imposed by the FDIC, the OCC or other regulator. Redwood Empire and its subsidiaries regularly review and appropriately classify loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of Redwood Empire and its subsidiaries are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed in Section 4(p) of the Redwood Empire Disclosure Schedule or reserved for in the unaudited consolidated balance sheet of Redwood Empire as of March 31, 2004, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. Redwood Empire and its subsidiaries have no extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of Redwood Empire.

            (q) RESTRICTIONS ON INVESTMENTS. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business and to secure advances from the Federal Home Loan Bank of San Francisco, none of the investments reflected in the Redwood Empire consolidated balance sheet as of December 31, 2003, and none of the investments made by Redwood Empire since December 31, 2003, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Redwood Empire or any of its subsidiaries freely to dispose of such investment at any time. With respect to all material repurchase agreements to which Redwood Empire, NBR or any Redwood Empire Subsidiary, is a party, Redwood Empire, NBR or Redwood Empire Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except for any securities sold subject to repurchase obligations in the normal course of business and any loans or loan participations subject to customary repurchase obligations, none of Redwood Empire, NBR or Redwood Empire Subsidiaries has sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or other person has the right, either conditionally or absolutely, to require Redwood Empire, NBR or any Redwood Empire Subsidiary to repurchase or otherwise reacquire any such assets.

            (r) EMPLOYMENT CONTRACTS AND BENEFITS

                  (i) Section 4(r) of the Redwood Empire Disclosure Schedule lists all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments which Redwood Empire maintains, contributes to or has any outstanding liability in respect of (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any (the "Benefit Plans" and each a "Benefit Plan"), and any and all contracts of employment and has made available to Westamerica any Board of Directors' minutes (or committee minutes) authorizing, approving or guaranteeing such Plans and contracts. There are no agreements or understandings, either written or oral, between Redwood Empire and any person which would result in the payment of any consideration as a result of any of the transactions contemplated by this Agreement other than as disclosed in Section 4(r) of the Redwood Empire Disclosure Schedule. Redwood Empire has heretofore delivered to Westamerica true, correct and complete copies of each Benefit Plan, and with respect to each such Benefit Plan true, correct and complete copies of (a) any associated trust, custodial, insurance or service agreements,
      (b) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years and (c) the most recently received IRS determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Benefit Plan.

                  (ii) Except as disclosed in Section 4(r) of the Redwood Empire Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of Redwood Empire or any of its subsidiaries to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of Redwood

      Empire or any of its subsidiaries; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of IRC section 280G(b) or would not be fully deductible as a result of IRC section 162(m) or any corresponding provision of state, local or foreign tax law; or (iv) constitute or involve a prohibited transaction (as defined in ERISA section 406 or IRC section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

                  (iii) Except with respect to the Redwood Options, each Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Date, without material liability to the Westamerica (other than ordinary administration expenses and severance obligations disclosed in
      Section 4(r) of the Redwood Empire Disclosure Schedule). Redwood Empire has not announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Benefit Plan.

                  (iv) With respect to each Benefit Plan which is an employee benefit plan (as defined in Section 3(3) of ERISA) and which is subject to the reporting, disclosure and record retention requirements set forth in the IRC and Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis.

                  (v) With respect to each Benefit Plan which is an employee benefit plan (as defined in Section 3(3) of ERISA) and which is subject to
      Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

                        (1) Any act or omission constituting a material
            violation of Section 402 of ERISA;

                        (2) Any act or omission constituting a violation of
            Section 403 of ERISA;

                        (3) Any act or omission by Redwood Empire or any of its
            subsidiaries, or by any director, officer or employee thereof, constituting a violation of Sections 404 and 405 of ERISA;

                        (4) To the knowledge of Redwood Empire or any of its
            subsidiaries, any act or omission by any other person constituting a violation of Sections 404 or 405 of ERISA;

                        (5) Any act or omission which constitutes a violation of
            Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the IRC and is not exempted by Section 4975(d) of the IRC; or

                        (6) Any act or omission constituting a violation of
            Sections 503, 510 or 511 of ERISA.

                  (vi) All contributions, premiums or other payments due from Redwood Empire and its subsidiaries to (or under) any Benefit Plan have been fully paid or adequately provided for on the audited financial statements for the year ended December 31, 2003 and period ended March 31, 2004. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with GAAP consistently applied on a reasonable basis.

                  (vii) Each Benefit Plan complies with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

                  (viii) Each Benefit Plan complies with all applicable requirements of the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder.

                  (ix) Redwood Empire has disclosed in Section 4(r) of the Redwood Empire Disclosure Schedule the names of each director, officer and employee of Redwood Empire and each of its subsidiaries.

                  (x) Neither Redwood Empire nor any of its subsidiaries has, prior to the Effective Date, in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

                  (xi) As of the date hereof, Redwood Empire and any entity with which Redwood Empire could be considered a single employer under 29 U.S.C.
      section 2101(a)(1) or under any relevant case law, has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the 90-day period immediately following the date hereof, will not incur any such liability or obligation if, during such 90-day period, only terminations of employment in the normal course of operations occur.

            (s) COMPLIANCE WITH ERISA. Neither Redwood Empire nor any of its subsidiaries has, since its inception, either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, including multi-employer plans, other than the Redwood Empire Bancorp 401(k) Profit Sharing Plan (the "Redwood Plan"). With respect to the Redwood Plan, as of the Effective Time (i) the form of the Redwood Plan, to the best of Redwood Empire's knowledge, has in all material respects been (and currently is) in compliance with all the requirements of Section 401 or Section 408 of the IRC, as applicable; (ii) Redwood Empire shall not have amended the Redwood Plan or administered the Redwood Plan in a manner inconsistent with such requirements; (iii) no contributions have exceeded the limitations set forth in Section 415 of the IRC; (iv) all required and necessary filings with the Internal Revenue Service ("IRS"), Department of Labor and any other governmental agencies with respect to the Redwood Plan for all periods ending at or prior to the Effective Time will have been made on a timely basis by Redwood Empire and the plan administrator; (v) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of
Section 4975 of the IRC; and (vi) there shall have been no action, claim or demand of any kind known to Redwood Empire brought or threatened by any potential claimant or representative of such claimant under the Redwood Plan or Trust where Redwood Empire may be either (A) liable directly on such action, claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in Redwood Empire's December 31, 2003, financial statements or an insurer of Redwood Empire has agreed to defend against and pay the amount of any resulting liability without reservation.

            (t)   ABSENCE OF CERTAIN MATTERS OR ARRANGEMENTS.

                  (i) There is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Benefit Plan or to the best knowledge of Redwood Empire any fiduciary or service provider thereof and, to the best knowledge of Redwood Empire, there is no basis for any such legal action, proceeding or investigation.

                  (ii) No communication, report or disclosure has been made regarding any Benefit Plan which, at the time made, did not accurately reflect the material terms and operations of the Benefit Plan.

                  (iii) No Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA.

                  (iv) No Benefit Plan is a multi-employer plan, as defined in
      Section 3(37) of ERISA, or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

                  (v) No Benefit Plan includes any trust or other entity intended to qualify as a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

            (u) COLLECTIVE BARGAINING AND EMPLOYMENT AGREEMENTS. Except as provided in this Agreement or as disclosed in Section 4(u) of the Redwood Empire Disclosure Schedule, neither Redwood Empire nor any of its subsidiaries has any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by it without liability, and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between

Redwood Empire or any of its subsidiaries and any current or former employees, and to the best of its knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

            (v) COMPENSATION OF OFFICERS AND EMPLOYEES. Except as disclosed in
Section 4(v) of the Redwood Empire Disclosure Schedule, no officer or employee of Redwood Empire or any of its subsidiaries is receiving aggregate direct remuneration at a rate exceeding $40,000 per annum. Except as disclosed in
Section 4(v) of the Redwood Empire Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Redwood Empire or any of its subsidiaries or Westamerica to any employee of Redwood Empire or any of its subsidiaries. Except as disclosed in Section 4(v) of the Redwood Empire Disclosure Schedule, no employee of Redwood Empire or any of its subsidiaries is entitled under any existing contract or arrangement to receive or will receive from Redwood Empire or any of its subsidiaries a partial-year bonus if the Merger or Bank Merger is completed before December 31, 2004.

            (w) LEGAL ACTIONS AND PROCEEDINGS. Except as disclosed in Section 4(w) o the Redwood Empire Disclosure Schedule, neither Redwood Empire nor any of its subsidiaries is a party to, or so far as Redwood Empire is aware, threatened with, and to its knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency; and neither Redwood Empire nor any of its subsidiaries is subject to any potential adverse claim, the outcome of which could involve the payment or receipt by Redwood Empire or any of its subsidiaries of any amount in excess of $25,000, unless an insurer of Redwood Empire has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Redwood Empire or any of its subsidiaries of a monetary amount, which could materially adversely affect Redwood Empire or any of its subsidiaries or its business or property or the transactions contemplated hereby except as disclosed in Section 4(w) of the Redwood Empire Disclosure Schedule. As of the date hereof, Redwood Empire has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board (except claims or charges in the ordinary course of business that are not expected to have a material adverse effect), or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of Redwood Empire, threatened against Redwood Empire or any of its subsidiaries.

            (x) INTELLECTUAL PROPERTY. To the best knowledge of Redwood Empire, Redwood Empire and NBR own or have a valid license to use all trademarks, trade names and service marks (including any registrations or applications for registration of any of the foregoing) (collectively, "Intellectual Property") necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Redwood Empire. Neither Redwood Empire nor NBR has received any notice of infringement of or conflict with, and to Redwood Empire's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Intellectual

Property that, individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Redwood Empire.

            (y) DERIVATIVE TRANSACTIONS.

                  (i) Except as would not have a material adverse effect on Redwood Empire, all Derivative Transactions (as defined herein) entered into by Redwood Empire or any of its subsidiaries were entered into in accordance with applicable rules, regulations and policies of any governmental authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Redwood Empire and its subsidiaries, and were entered into with counterparties who are financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and to Redwood Empire's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                  (ii) "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivative Transactions" shall not include any Redwood Options.

            (z) FACTS AFFECTING GOVERNMENT APPROVALS. To the best knowledge of Redwood Empire, there is no fact, event or condition applicable to Redwood Empire or any of its subsidiaries that will, or reasonably could be expected to, adversely affect the likelihood of securing the Government Approvals required to complete the Merger and the other transactions contemplated by this Agreement.

            (aa) RETENTION OF BROKER OR CONSULTANT. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by Redwood Empire or any of its subsidiaries or is entitled to be paid based upon any agreements, arrangements or understandings made by Redwood Empire or any of its subsidiaries in connection with any of the transactions contemplated by this Agreement, except that Redwood Empire has engaged Hovde Financial LLC in connection with this Agreement and has provided Westamerica with a true and complete copy of its engagement agreement with Hovde Financial LLC.

            (bb) INSURANCE. Section 4(bb) of the Redwood Empire Disclosure Schedule lists all insurance policies and bonds maintained by Redwood Empire and any of its subsidiaries, including name of insurer, type of coverage, policy limit, annual premiums and expiration date. Redwood Empire and each of its subsidiaries is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks, and all of the insurance policies and bonds maintained by Redwood Empire and its subsidiaries are in full force and effect, Redwood Empire and its subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of Redwood Empire, such insurance coverage is adequate for Redwood Empire and its subsidiaries. Since December 31, 2003, there has not been any damage to, destruction of, or loss of any assets of Redwood Empire or any of its subsidiaries not covered by insurance that would have a material adverse effect on Redwood Empire.

            (cc) LOAN LOSS ALLOWANCE. The allowance for loan losses in the Redwood Empire consolidated balance sheets dated December 31, 2003 and each subsequent period end prior to the Effective Date and as of the Effective Date was and will be determined by application of Redwood Empire's policies and procedures on a basis consistently applied from prior periods and is or will be adequate in all material respects under the requirements of GAAP consistently applied, and all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries. Redwood Empire has disclosed in Section 4(cc) of the Disclosure Schedule, and will promptly (and in any event within two Business Days) inform Westamerica of the amounts of all OREO, loans, leases, other extensions of credit or commitments, or other interest-bearing assets of Redwood Empire or any of its subsidiaries that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans). Notwithstanding the above, Redwood Empire shall be under no obligation to disclose to Westamerica any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of Redwood Empire imposed by such bank regulatory agency.

            (dd) TRANSACTIONS WITH AFFILIATES. Except as may arise in the Ordinary Course of Business, neither Redwood Empire nor any of its subsidiaries has extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of Redwood Empire or any of its subsidiaries, or any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under the 1933 Act. Neither Redwood Empire nor any of its subsidiaries has entered into any other transactions with the directors of Redwood Empire or NBR or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in Section 4(dd) of the Redwood Empire Disclosure Schedule. All such transactions have been on terms no less favorable to Redwood Empire than those which would prevail in an arm's-length transaction with an independent third party.

            (ee) INFORMATION IN WESTAMERICA REGISTRATION STATEMENT. The information pertaining to Redwood Empire and its subsidiaries which has been or will be furnished to Westamerica for or on behalf of Redwood Empire for inclusion in the Westamerica Registration Statement, the Prospectus (as hereinafter defined) or the Proxy Statement, or in the applications to be filed to obtain the Government Approvals (the "Applications"), does not and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify information as of an earlier date. All financial statements of Redwood Empire included in the Prospectus and Proxy Statement will present fairly the consolidated financial condition and results of operations of Redwood Empire at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. Redwood Empire shall promptly (and in any event within two Business
Days) advise Westamerica in writing if, prior to the Effective Time, Redwood Empire shall obtain knowledge of any facts that would make it necessary to amend the Westamerica Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

            (ff) ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty by Redwood Empire or NBR and no statement by Redwood Empire or NBR in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Westamerica; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

            (gg) NO BROKERED DEPOSITS. NBR does not now have and shall not accept prior to or have on the Effective Date any "brokered deposits" as such deposits are defined by the FDIC.

            (hh) INTERNAL CONTROLS. Redwood Empire has (a) designed disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) to ensure that information relating to it that is required to be disclosed in its reports under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms; (b) evaluated the effectiveness of its disclosure controls and procedures and presented in its periodic reports most recently filed with the Commission the conclusions of its senior officers about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by such report based on that evaluation; and (c) disclosed in such report any change in its internal control over financial reporting that occurred during its most recent reporting period that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting. Redwood Empire has disclosed, based on its most recent evaluation of internal control over financial reporting, to its auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Redwood Empire's internal control over financial reporting.

5.    REPRESENTATIONS AND WARRANTIES OF WESTAMERICA AND WAB.

      Westamerica and WAB represent and warrant to Redwood Empire and NBR that:

            (a) CORPORATE STATUS AND POWER TO ENTER INTO AGREEMENT. Westamerica is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the BHCA. WAB is a California banking corporation duly incorporated, validly existing and in good standing under the laws of the State of California and holds a currently valid license issued by the DFI to engage in the commercial banking business in California at the offices in which such business is conducted. Subject to the approval of this Agreement and the transactions contemplated hereby by the FRB, Westamerica and WAB have all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by them. Neither Westamerica nor any of its subsidiaries is subject to any order of the FRB, the FDIC, the DFI or any other regulatory authority having jurisdiction over its or their business or any of its or their assets or properties. Neither the scope of the business of Westamerica or WAB nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. Westamerica is the sole shareholder of WAB. WAB is a member of the Federal Reserve System. WAB's deposits are insured by the FDIC in the manner and to the full extent provided by law.

            (b) CORPORATE STATUS AND POWER OF WESTAMERICA AND WAB. Prior to and as of the Effective Time, Westamerica and WAB will be corporations duly incorporated, validly existing and in good standing under the laws of the State of California and will have the corporate power to enter into the Merger Agreement and to carry out all of the terms and provisions thereof to be carried out by each of them.

            (c) ARTICLES, BYLAWS, BOOKS AND RECORDS. The copies of the Articles of Incorporation and Bylaws of Westamerica to be delivered to Redwood Empire are complete and accurate copies thereof as in effect on the date hereof. The corporate books and records (including financial statements) of Westamerica fairly reflect the material transactions to which Westamerica or any of its subsidiaries is a party or by which any of their properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of Westamerica and all amendments thereto have been duly approved by all requisite corporate action and said Articles of Incorporation and all amendments thereto have been duly filed with the California Secretary of State.

            (d) COMPLIANCE WITH LAWS, REGULATIONS AND DECREES. Westamerica and each of its subsidiaries (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of its subsidiary commercial banks, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of Westamerica or its subsidiaries, taken as a whole, or is not likely to otherwise have a material adverse effect on Westamerica, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary in all material respects to the respective businesses and operations of Westamerica and its subsidiaries as they are now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that Westamerica or its subsidiaries are not in material compliance with any of the statutes, regulations or ordinances which such governmental or regulatory authority enforces, or (B) threatening to revoke any material licenses, franchise, permit or governmental authorization of Westamerica or its subsidiaries.

            (e) EXECUTION AND DELIVERY OF THE AGREEMENT.

                  (i) The execution and delivery of this Agreement has been duly and validly authorized by the Boards of Directors of Westamerica and WAB and this Agreement will be duly and validly authorized by all necessary corporate action on the part of Westamerica and WAB.

                  (ii) This Agreement has been duly executed and delivered by Westamerica and WAB and (assuming due execution and delivery by Redwood Empire and NBR) constitutes a legal and binding obligation of Westamerica and WAB (subject to applicable bankruptcy, insolvency and civil laws affecting creditors' rights generally, and subject, as to enforceability, to equitable principles of general applicability).

                  (iii) The execution and delivery by Westamerica and WAB of this Agreement and the consummation of the transactions herein contemplated (A) do not and will not violate any provision of the Articles of Incorporation or Bylaws of Westamerica or WAB, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) due registration of the Westamerica Shares under the 1933 Act, (3) receipt of appropriate permits or approvals under state securities or "blue sky" laws, and (4) accuracy of the representations of Redwood Empire set forth herein), and (B) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Westamerica or WAB is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Westamerica or WAB is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of Westamerica and WAB.

            (f) SECURITIES LAW FILINGS. Since December 31, 1998,
Westamerica has filed and will file all documents required to be filed by it under the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940 and the Trust Indenture Act of 1939, all as amended, and that as of their respective dates, none of these documents contained as of the date of the Agreement or will contain any untrue statement of material fact or omitted or will omit to state material any fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made or will be made not misleading.

            (g) FINANCIAL STATEMENTS, REGULATORY REPORTS. No financial statement or other document provided or to be provided to Redwood Empire as required by
Section 3.1(e) hereof, as of the date of such document, contained, or as to documents delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. Since 2001, Westamerica has filed all material documents and reports relating to Westamerica or its subsidiaries required to be filed by it with the FDIC, the FRB, the DFI or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to Westamerica or its subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over Westamerica or its subsidiaries has been taken. Westamerica and its subsidiaries have received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that Westamerica or any of its subsidiaries are not in material compliance with any of the statutes, regulations or ordinances which such governmental or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of Westamerica or any of its subsidiaries. Neither Westamerica nor any of its subsidiaries is subject to any order, agreement, or written directive with any regulatory authority with respect to its assets or business except for matters of general application. Westamerica and its subsidiaries have paid all assessments made or imposed by any governmental agency. The financial records of Westamerica have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with GAAP at the time in effect.

            (h) COMMUNITY REINVESTMENT ACT. Westamerica has received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. Westamerica has not been advised of any material supervisory concerns regarding its compliance with the Community Reinvestment Act.

            (i) MATERIAL ADVERSE CHANGE. Since December 31, 2003, there has been no material adverse change with respect to Westamerica.

            (j) INFORMATION IN WESTAMERICA REGISTRATION STATEMENT. The information pertaining to Westamerica and each of its subsidiaries which will appear in the Westamerica Registration Statement, the Prospectus or the Proxy Statement, in the form filed with the Commission, or in the Applications, will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that the information as of a later date shall be deemed to modify information as of an earlier date. All financial statements of Westamerica included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of Westamerica and its consolidated subsidiaries at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. Westamerica shall promptly (and in any event within two Business Days) advise Redwood Empire in writing if prior to the Effective Time Westamerica shall obtain knowledge of any facts that would make it necessary to amend the Westamerica Registration Statement, the Proxy

Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

            (k) ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty by Westamerica or WAB and no statement by Westamerica or WAB in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Redwood Empire; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

            (l) EMPLOYEE BENEFITS.

                  (i) Westamerica shall deliver upon request to Redwood Empire an accurate list setting forth all profit sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of Westamerica, if any, together with copies of plans that are documented.

                  (ii) Each employee benefit plan (as defined in Sections 3(3) of ERISA) which is required to be provided in response to this Section 5(l) is in material compliance with the requirements of ERISA.

            (m) COMPLIANCE WITH ERISA. Neither Westamerica nor any of its subsidiaries has, since its inception, either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, including multi-employer plans, other than the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) and Deferred Profit Sharing Plan (the "Westamerica Plan"). With respect to the Westamerica Plan, as of the Effective Time (i) the form of the Westamerica Plan, to the best of Westamerica's knowledge, has in all material respects been (and currently is) in compliance with all the requirements of Section 401 or Section 408 of the IRC, as applicable; (ii) Westamerica shall not have amended the Westamerica Plan or administered the Westamerica Plan in a manner inconsistent with such requirements; (iii) no contributions have exceeded the limitations set forth in
Section 415 of the IRC; (iv) all required and necessary filings with the IRS, Department of Labor and any other governmental agencies with respect to the Westamerica Plan for all periods ending at or prior to the Effective Time will have been made on a timely basis by Westamerica and the plan administrator; (v) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of Section 4975 of the IRC; and (vi) there shall have been no action, claim or demand of any kind known to Westamerica brought or threatened by any potential claimant or representative of such claimant under the Westamerica Plan or Trust where Westamerica may be either (A) liable directly on such action, claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in Westamerica's December 31, 2003, financial statements or an insurer of Westamerica has agreed to defend against and pay the amount of any resulting liability without reservation.

            (n) LEGAL ACTIONS AND PROCEEDINGS. Except as disclosed to Redwood Empire in writing, neither Westamerica nor any of its subsidiaries is a party to, or so far as Westamerica is aware, threatened with, and to its knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency; and neither Westamerica nor any of its subsidiaries is subject to any potential adverse claim, the outcome of which could involve the payment or receipt by Westamerica or any of its subsidiaries of any amount in excess of $5,000,000, unless an insurer of Westamerica has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Westamerica or any of its subsidiaries of a monetary amount, which could materially adversely affect Westamerica or any of its subsidiaries or its business or property or the transactions contemplated hereby except as disclosed in writing to Redwood Empire. Westamerica has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board (except claims or charges in the ordinary course of business that are not expected to have a material adverse effect), or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of Westamerica, threatened against Westamerica or any of its subsidiaries.

            (o) FACTS AFFECTING GOVERNMENT APPROVALS. To the best knowledge of Westamerica, there is no fact, event or condition applicable to Westamerica or any of its subsidiaries that will, or reasonably could be expected to, adversely affect the likelihood of securing the Government Approvals required to complete the Merger and the other transactions contemplated by this Agreement.

            (p) TAXES. Westamerica has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, and each such return, report or other information was, when filed, complete and accurate in all material respects. Westamerica has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith. Westamerica has not been requested to give and has not given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against Westamerica for any alleged deficiency in the payment of any taxes, and Westamerica does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes.

            (q) CAPITALIZATION. All outstanding shares of Westamerica capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of Westamerica's capital stock has been issued in violation of the preemptive rights of any person. The shares of Westamerica common stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

            (r) INTERNAL CONTROLS. Westamerica has (a) designed disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) to ensure that information relating to it that is required to be disclosed in its reports under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms; (b) evaluated the effectiveness of its disclosure controls and procedures and presented in its periodic reports most recently filed with the Commission the conclusions of its senior officers about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by such report based on that evaluation; and (c) disclosed in such report any change in its internal control over financial reporting that occurred during its most recent reporting period that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting. Westamerica has disclosed, based on its most recent evaluation of internal control over financial reporting, to its auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Westamerica's internal control over financial reporting.

6.          SECURITIES ACT OF 1933.

            (a) PREPARATION AND FILING OF REGISTRATION STATEMENT. Westamerica shall as promptly as reasonably practicable after the date of this Agreement prepare and file with the Commission (i) a registration statement on the appropriate form (the "Westamerica Registration Statement") under and pursuant to the provisions of the 1933 Act for the purpose of registering the Westamerica Shares and, (ii) shall prepare and file, as soon as practicable, one or more registration statements or amendments to existing registration statements under the 1933 Act for the purpose of registering the maximum number of shares of common stock of Westamerica to which the option holders of Redwood Empire may be entitled pursuant to Section 2.6 above at or after the Effective Date. Westamerica and Redwood Empire shall promptly prepare the Proxy Statement for the purpose of submitting this Agreement and the Merger to the shareholders of Redwood Empire for approval. Redwood Empire shall cooperate in all reasonable respects with regard to the preparation of the Proxy Statement. The Proxy Statement in definitive form shall serve as the prospectus (the "Prospectus") to be included in the Westamerica Registration Statement. Westamerica and Redwood Empire shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the Westamerica Registration Statement, the Prospectus or the Proxy Statement, and shall cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Westamerica Registration Statement, the Prospectus and the Proxy Statement.

            (b) EFFECTIVENESS OF REGISTRATION STATEMENT. Westamerica and Redwood Empire shall use their commercially reasonable best efforts to have the Westamerica Registration Statement and any amendments or supplements thereto declared effective by the Commission under the 1933 Act as soon as practicable, and thereafter Redwood Empire shall distribute at its cost the Proxy Statement to holders of its common stock in accordance with applicable laws and its Articles of Incorporation and Bylaws.

            (c) SALES AND RESALES OF COMMON STOCK. Westamerica shall not be required to maintain the effectiveness of the Westamerica Registration Statement for the purpose of sale or resale of the Westamerica Shares by any person.

            (d) RULE 145. Securities representing Westamerica Shares issued to affiliates of Redwood Empire (as determined by counsel to Westamerica) under Rule 145 of the rules and regulations under the 1933 Act pursuant to the Merger Agreement may be subject to stop transfer orders and may bear a restrictive legend in substantially the following form:

            The security represented by this instrument has been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the 1933 Act applies. The security represented by this instrument may not be sold, hypothecated, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration under the 1933 Act, or (ii) in a transaction which, in the opinion of counsel satisfactory to the issuer, is not required to be registered under the 1933 Act.

Should any opinion of counsel described in clause (ii) of the foregoing legend indicate that the legend and any stop transfer order then in effect with respect to the shares may be removed, Westamerica will upon request substitute unlegended securities and remove any stop transfer orders.

            (e) BLUE SKY COMPLIANCE. Westamerica agrees to use its commercially reasonable efforts to have the shares of Westamerica common stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required if any, under the securities laws of each jurisdiction in which shareholders of Redwood Empire reside.

7.    CONDITIONS TO THE OBLIGATIONS OF WESTAMERICA.

      The obligations of Westamerica under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Date of each of the following conditions; provided, however, that any one or more of such conditions, other than those set forth in subsection (d), (g), (h) or (i) below, may be waived by the Board of Directors of Westamerica at any time at or prior to the Effective Time:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Redwood Empire in Section 4 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date (except to the extent that any representation or warranty speaks as of a specified date and except for changes expressly contemplated by this Agreement) and not contain any material inaccuracies or omissions, the circumstances as to which, either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on Redwood Empire.

            (b) COMPLIANCE AND PERFORMANCE UNDER AGREEMENT. Redwood Empire shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it at or prior to the Effective Date. Each of the directors of Redwood Empire also shall have performed and complied in all material respects with all of the terms and conditions of the undertaking referred to in Section 3.2(a) above.

            (c) MATERIAL ADVERSE CHANGE; LITIGATION. No material adverse change shall have occurred since December 31, 2003, with respect to Redwood Empire (whether or not in the Ordinary Course of Business) and neither Redwood Empire nor any of its subsidiaries shall be a party to or, so far as Redwood Empire is aware, threatened with, and to Redwood Empire's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency that, in the reasonable judgment of Westamerica, is reasonably likely to result in a material adverse effect on Redwood Empire.

            (d) APPROVAL OF AGREEMENT. This Agreement and the Mergers shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Redwood Empire common stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 6 hereof.

            (e) OFFICER'S CERTIFICATE. Westamerica shall have received a certificate, dated the Effective Date, signed on behalf of Redwood Empire by its President and Chief Executive Officer, and Chief Financial Officer to the effect that the conditions in Sections 7(a)-(d) have been satisfied.

            (f) OPINION OF COUNSEL. Redwood Empire shall have delivered to Westamerica an opinion of its counsel in substantially the form attached hereto as Exhibit E.

            (g) ABSENCE OF LEGAL IMPEDIMENT. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental authority of competent jurisdiction which makes the consummation of the Merger or the Bank Merger illegal.

            (h) EFFECTIVENESS OF REGISTRATION STATEMENT. The Westamerica Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission.

            (i) GOVERNMENT APPROVALS. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any Government Approval shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it, or any other action taken after the date of this Agreement, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger, the Bank Merger or other related agreements by any federal or state governmental entity arising after the date of this Agreement, shall impose any condition or requirement that Westamerica, in its reasonable and good faith judgment, deems to be materially burdensome (in which case Westamerica shall promptly notify Redwood Empire); provided that Westamerica shall be required to use commercially reasonable efforts to remove such materially burdensome condition. For purposes of this Agreement, no condition shall be deemed to be "materially burdensome" if such condition does not materially differ from conditions generally imposed by the FRB or the DFI in orders approving transactions of the type contemplated by this Agreement and it does not (A) require the divestiture or cessation of any of the present businesses or operations conducted by Westamerica or Redwood Empire, (B) require the taking of any action inconsistent with the manner in which Westamerica or Redwood Empire has conducted its business previously, (C) have or is not reasonably likely to have a material adverse effect on Westamerica or Redwood Empire, (D) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement or (E) prevent Westamerica or WAB from realizing any substantial portion of the economic benefits of the transactions contemplated by this Agreement; provided, a requirement to divest deposits of either NBR or WAB in Lake County, California (a "Lake County Divestiture"), shall result in the adjustment of the Merger Consideration as provided in
Section 2.1(c) and shall not be deemed "materially burdensome" for purposes of this section.

            (j) TAX OPINION. Westamerica shall have received an opinion of its counsel, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to Westamerica, substantially to the effect that under federal income tax law and California income and franchise tax law:

                  (i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC;

                  (ii) Westamerica and Redwood Empire will each be a party to such reorganization within the meaning of Section 368(b) of the IRC;

                  (iii) The Merger will not result in any recognized gain or loss to Westamerica or Redwood Empire;

                  (iv) Except for the Cash Portion of the Merger Consideration and any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Redwood Empire Shares who receive Westamerica Shares in exchange for the Redwood Empire Shares which they hold;

                  (v) The holding period of Westamerica Shares exchanged for Redwood Empire Shares will include the holding period of the Redwood Empire Shares for which the Westamerica Shares are exchanged, assuming the Redwood Empire Shares are capital assets in the hands of the holder thereof at the Effective Date; and

                  (vi) The basis of the Westamerica Shares received in the exchange will be the same as the basis of the Redwood Empire Shares for which the Westamerica Shares are exchanged, decreased by the amount of any cash received and increased by the amount of any gain recognized on the exchange.

The issuance of such opinion shall be conditioned on the receipt of tax representation letters from Westamerica and Redwood Empire, which letters shall be in such form and substance as may reasonably be required by the recipient's counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion.

            (k) ACCOUNTANT'S ASSURANCE. Westamerica shall have received the written assurance from Crowe Chizek and Company LLC prepared pursuant to the provisions of Section 3.2(f)(v).

            (l) DISSENTING SHARES. The aggregate number of shares of Redwood Empire common stock held by persons who have taken all of the steps required at or prior to the intended closing to perfect their right (if any) to be paid the value of such shares under the GCL shall not exceed 9% of the outstanding shares of Redwood Empire common stock.

            (m) UNAUDITED FINANCIALS. Not later than five Business Days prior to the Effective Date (and, if applicable, by the earlier date specified in clause
(ii) of the final paragraph of Article 7), Redwood Empire shall have furnished Westamerica a copy of its most recently prepared unaudited year-to-date consolidated financial statements, including a balance sheet and year-to-date statement of income, each prepared in accordance with GAAP and the requirements of this Agreement; provided, that such financial statements shall not be required to include the footnotes that would be required for such financial statements to comply fully with GAAP. At least seven Business Days prior to the Effective Date, all attorneys, accountants, investment bankers and other advisors and agents for Redwood Empire shall have submitted to Redwood Empire (with a copy to Westamerica) estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, Redwood Empire shall have prepared and submitted to Westamerica a summary of such fees and expenses for the transaction which shall be reflected in the foregoing financial statement. At the Effective Time, (i) such advisors shall have submitted their final bills for such fees and expenses to Redwood Empire for services rendered, with a copy to be delivered to Westamerica, and based on such summary, Redwood Empire shall have prepared and submitted to Westamerica a final calculation of such fees and expenses, (ii) Redwood Empire shall have accrued and paid the amount of such fees and expenses as calculated above after Westamerica has been given an opportunity to review all such bills and calculation of such fees and expenses, and (iii) such advisors shall have released Westamerica from liability for any fees and expenses.

            (n) AFFILIATES' LETTER. No later than 30 calendar days after the date of execution of this Agreement (and at the date of mailing of the Proxy Statement to the shareholders of Redwood Empire for persons not previously deemed an affiliate for this purpose), Westamerica shall have received from each person who, in the opinion of Westamerica's counsel, might be deemed to be an affiliate of Redwood Empire or Westamerica under Rule 144 or 145, a signed undertaking substantially in the form attached hereto as Exhibit C.

            (o) SHAREHOLDERS' EQUITY. The Shareholders' Equity of Redwood Empire as of the SAS 100 Date or, if applicable, the earlier date specified in clause
(ii) of the final paragraph of Article 7 shall be not less than the sum of: (i) $23,531,400 (after deduction of actual and estimated Merger-related expenses, net of the related tax benefit, including Merger-related expenses that are assumed by Westamerica and not actually paid by Redwood Empire, all as disclosed in Section 7(o) of the Redwood Empire Disclosure Schedule) and (ii) $515,000 for each complete calendar month (prorated for a final partial month) from May 31, 2004, through the Effective Date, but reduced in any month by the amount of cash dividends permitted by this Agreement ("Minimum Shareholders' Equity"). "Shareholders' Equity" for purposes of this Section 7(o) means shareholders' equity determined in accordance with GAAP and as required by this Agreement, but excluding any revaluation at any time of securities available for sale and reduced by an amount equal to all of Redwood Empire's actual and anticipated Merger-related expenses to the extent not previously paid or accrued as contemplated by subsection (m) above and any cash shortfall identified by the cash reconciliation described in Section 3.2(v), in each case after adjustment for any related tax benefit. In addition, it is agreed that amounts payable to employees of Redwood Empire or its subsidiaries who are terminated at or after the Effective Time, under the Redwood Empire Change of Control Compensation Policy, shall be disregarded in determining "Shareholders' Equity" for purposes of this Section 7(o).

            (p) LOANS AND NONINTEREST-BEARING DEPOSITS. As of the SAS 100 Date and as of the Effective Time or, if applicable, the earlier date specified in clause (ii) of the final paragraph of Article 7, the outstanding principal balance of all of Redwood Empire's Performing Loans shall equal or exceed $400,000,000. For the 30-day period ending on the SAS 100 Date and the 30-day period ending three days before the Effective Date or, if applicable, the earlier date specified in clause (ii) of the final paragraph of Article 7, the average total balance of all noninterest-bearing deposit accounts maintained with Redwood Empire shall equal or exceed $100,000,000.

            (q) CONSENTS. Redwood Empire shall have received, or Westamerica shall have satisfied itself that Redwood Empire will receive, all consents of other parties to the transactions contemplated by this Agreement that are required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to Redwood Empire or any of its subsidiaries, in each case in form and substance reasonably satisfactory to Westamerica, and no such consent or license or permit shall have been withdrawn or suspended; provided, however, that Redwood Empire shall not be required to obtain any such consents where the failure to obtain such consents would not or would not reasonably be expected to have a material adverse effect on Redwood Empire or Westamerica or that would not or would not reasonably be expected to prevent Westamerica from realizing any substantial portion of the economic benefits of the transactions contemplated by this Agreement.

            (r) SUPPORT UNDERTAKINGS. Westamerica shall have received the undertakings in the form of Exhibits B and B-1 required from each Redwood Empire director and each of the specified shareholders of Redwood Empire as required by
Section 3.2(a).

            (s) REGULATORY EXAMINATION. Prior to the Effective Date, Redwood Empire shall be in material compliance with all requirements arising from its most recent safety and soundness examination.

            (t) NONCOMPETITION/NONSOLICITATION AGREEMENTS. Within 30 calendar days of the execution of this Agreement, Westamerica shall have received an executed Confidentiality and Nonsolicitation Agreement substantially in the form of Exhibit D or a Noncompetition Agreement in substantially the form of Exhibit D-1 from each director of Redwood Empire.

      Notwithstanding the foregoing, if

                  (i) Westamerica elects to defer the Effective Time until the first Business Day of February 2005 or later pursuant to Section 9(a) of this Agreement, and

                  (ii) the requirements of Sections 7(o) and (p) have been
            satisfied as of a date that is at least five (5) days after the later of (A) receipt of the last Government Approval, and (B) expiration of the last waiting period related to any Government Approval, and

                  (iii) as of the date described in clause (ii) above,
            Westamerica has received either a Confidentiality and Nonsolicitation Agreement or a Noncompetition Agreement from each director of Redwood Empire; the conditions in Sections 7(c) (absence of material adverse change or litigation), 7(d) (receipt of shareholder approval), 7(k) (accountant's assurance, but as of the date described in clause (ii) above rather than two Business Days before the Closing Date as specified in Section 3.2(f)(v)) and 7(q) (third party consents) are also satisfied as of such date; and neither Redwood Empire nor NBR is in material default of any of its obligations under this Agreement or any related agreements as of such date, then the requirements of Sections 7(o) and (p) shall be deemed satisfied thereafter.

8.    CONDITIONS TO THE OBLIGATIONS OF REDWOOD EMPIRE AND NBR.

      The obligations of Redwood Empire and NBR under this Agreement are, at their option, subject to the fulfillment at or prior to the Effective Time of each of the following conditions provided, however, that any one or more of such conditions, other than those set forth in subsection (e), (g), (h) or (i) below, may be waived by the Board of Directors of Redwood Empire at any time at or prior to the Effective Time:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Westamerica and WAB in Section 5 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically related to an earlier date.

            (b) COMPLIANCE AND PERFORMANCE UNDER AGREEMENT. Westamerica and WAB shall have performed and complied in all material respects with all of the terms of this Agreement required to be performed or complied with by them at or prior to the Effective Time.

            (c) MATERIAL ADVERSE CHANGE; LITIGATION. No material adverse change shall have occurred since December 31, 2003, with respect to Westamerica, and Westamerica shall not be engaged in, or a party to or so far as Westamerica is aware, threatened with, and to Westamerica's knowledge no grounds shall exist for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency that, in the reasonable judgment of Redwood Empire, such legal action or proceeding is reasonably likely to result in a material adverse effect on Westamerica.

            (d) OFFICER'S CERTIFICATE. Redwood Empire shall have received a certificate, dated the Effective Date, signed on behalf of Westamerica by its Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 8(a)-(c) hereof.

            (e) APPROVAL OF AGREEMENT. This Agreement and the Merger shall have been duly approved by the affirmative vote of a majority of the outstanding shares of Redwood Empire common stock at a meeting of shareholders duly called and held.

            (f) OPINION OF COUNSEL. Westamerica shall have delivered to Redwood Empire an opinion of its counsel in substantially the form attached hereto as Exhibit F.

            (g) EFFECTIVENESS OF REGISTRATION STATEMENT. The Westamerica Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act. No stop order suspending the effectiveness of the Westamerica Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission.

            (h) GOVERNMENT APPROVALS. The Government Approvals shall have been received and shall be in effect, and all conditions or requirements prescribed by law or by any such approval shall have been satisfied.

            (i) TAX OPINION. Redwood Empire shall have received an opinion of its counsel, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to Redwood Empire, substantially to the effect that under federal income tax law and California income and franchise tax law:

                  (i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC;

                  (ii) Westamerica and Redwood Empire will each be a party to such reorganization within the meaning of Section 368(b) of the IRC;

                  (iii) The Merger will not result in any recognized gain or loss to Westamerica or Redwood Empire;

                  (iv) Except for the Cash Portion of the Merger Consideration and any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Redwood Empire Shares who receive Westamerica Shares in exchange for the Redwood Empire Shares which they hold;

                  (v) The holding period of Westamerica Shares exchanged for Redwood Empire Shares will include the holding period of the Redwood Empire Shares for which the Westamerica Shares are exchanged, assuming the Redwood Empire Shares are capital assets in the hands of the holder thereof at the Effective Date; and

                  (vi) The basis of the Westamerica Shares received in the exchange will be the same as the basis of the Redwood Empire Shares for which the Westamerica Shares are exchanged, decreased by the amount of any cash received and increased by the amount of any gain recognized on the exchange.

            The issuance of such opinion shall be conditioned on the receipt of tax representation letters from Westamerica and Redwood Empire, which letters shall be in such form and substance as may reasonably be required by the recipient's counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion.

            (j) ABSENCE OF LEGAL IMPEDIMENT. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental authority of competent jurisdiction which makes the consummation of the Merger illegal.

            (k) FAIRNESS OPINION. As of the date of this Agreement, Redwood Empire shall have received a fairness opinion commissioned by Redwood Empire's Board of Directors which shall provide that the terms of the Merger, from a financial standpoint, are fair to the shareholders of Redwood Empire.

9. CLOSING.

            (a) CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur on an agreed date no later than five Business Days after satisfaction or waiver (subject to applicable law) of all the conditions (other than conditions that, by their terms, cannot be satisfied until the Closing) set forth in Articles 7 and 8; provided that a Closing that would otherwise occur in December 2004 or January 2005 shall be deferred, if Westamerica so elects by written notice to Redwood Empire given at least four Business Days before the date on which the Closing would otherwise occur, until the first Business Day of February 2005. The Closing shall, unless another date, time or place is agreed to in writing by Westamerica and Redwood Empire, be held at the offices of Bingham McCutchen LLP, Three Embarcadero Center, San Francisco, California, on the Effective Date.

            (b) DELIVERY OF DOCUMENTS. At the Closing, the opinions, certificates and other documents required to be delivered by this Agreement shall be delivered.

            (c) FILINGS. At the Closing, Westamerica and Redwood Empire shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to Westamerica and Redwood Empire to give effect to the Merger.

10. EXPENSES.

      Except as provided in Section 11, each party hereto agrees to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreement shall be consummated, the costs incurred by such party incident to the performance of its obligations under this Agreement and the Merger Agreement, including without limitation, costs incident to the preparation of this Agreement, the Westamerica Registration Statement, Prospectus and the Proxy Statement (including the audited financial statements of the parties contained or incorporated by reference therein) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreement, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. Notwithstanding the foregoing, Westamerica shall be solely responsible for all fees payable pursuant to state "blue-sky" securities laws and the fee required to be paid to the Commission to register the Westamerica Shares. Redwood Empire shall bear its own costs of distributing the Proxy Statement and other information relating to these transactions to its shareholders.

11. AMENDMENT; TERMINATION.

            (a) AMENDMENT. This Agreement and the Merger Agreement may be amended by the parties at any time prior to the Effective Time without the approval of the shareholders of Redwood Empire with respect to any of their terms except the terms relating to the form or amount of consideration to be delivered to the Redwood Empire shareholders in the Merger or any other principal terms of this Agreement or the Merger Agreement as contemplated by
Section 1104 of the GCL.

            (b) TERMINATION. This Agreement and the Merger Agreement may be terminated as follows:

                  (i) By the mutual consent of the Boards of Directors of both Westamerica and Redwood Empire at any time prior to the consummation of the Merger.

                  (ii) By the Board of Directors of Westamerica on or after nine months after the date of this Agreement, if (A) any of the conditions in
      Section 7 to which the obligations of Westamerica are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived by Westamerica and Redwood Empire shall have failed to complete the Merger.

                  (iii) By Westamerica or Redwood Empire upon the failure of the shareholders of Redwood Empire to give the requisite approval of this Agreement at the duly convened Redwood Empire shareholders' meeting.

                  (iv) By Redwood Empire, upon written notice to Westamerica, if there shall have been a breach by Westamerica or WAB of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Westamerica or WAB, which breach, either individually or in the aggregate, would result in the failure of any of the conditions set forth in Sections 8(a) or 8(b) and which breach has not been cured within 60 days following written notice thereof to Westamerica or, by its nature, cannot be cured within such time period.

                  (v) By Westamerica, upon written notice to Redwood Empire, if there shall have been a breach by Redwood Empire or NBR of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Redwood Empire or NBR, which breach, either individually or in the aggregate, would result in the failure of any of the conditions set forth in Sections 7(a) or 7(b) and which breach has not been cured within 60 days following written notice thereof to Redwood Empire or, by its nature, cannot be cured within such time period.

                  (vi) By Redwood Empire or Westamerica if any Government Approval required for the Merger has been denied and such denial has become final and nonappealable or any governmental agency of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or prohibiting the Merger.

                  (vii) By the Board of Directors of Redwood Empire on or after nine months after the date of this Agreement, if (A) any of the conditions contained in Section 8 to which the obligations of Redwood Empire are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived but Westamerica shall have failed to complete the Merger.

                  (viii) By Westamerica if Redwood Empire shall have breached in any material respect any of its obligations contained in Section 3.2(j).

                  (ix) By Westamerica if the Board of Directors of Redwood Empire shall have failed to recommend adoption of this Agreement at the duly convened Redwood Empire shareholders' meeting, or withdrawn or modified or qualified (or proposed to withdraw, modify or qualify) in a manner adverse to Westamerica its favorable recommendation of this Agreement or recommended any Competing Transaction to the shareholders of Redwood Empire or taken any action or made any other statement in connection with such meeting or the Merger having such effect.

                  (x) By Redwood Empire if the Board of Directors of Redwood Empire shall, concurrently with such termination, authorize Redwood Empire to enter into an agreement with respect to a Competing Transaction; provided, however, that Redwood Empire may only exercise its right to terminate this Agreement pursuant to this Section 11(b)(x) if (w) Redwood Empire shall have complied in all material respects with Section 3.2(j)(iii); (x) the Board of Directors of Redwood Empire, after consultation with a financial advisor of recognized reputation in similar transactions, has reasonably determined in good faith that such Competing Transaction is a Superior Proposal (taking into account any proposal or offer which shall have been made by Westamerica to modify the terms of this Agreement); (y) the Board of Directors of Redwood Empire has reasonably determined in good faith (after consultation with outside legal counsel) that the failure to exercise such right of termination would be inconsistent with its fiduciary duties under applicable law; and (z) simultaneously with such termination, Redwood Empire shall make a payment to Westamerica of the Termination Fee (as defined below); provided, that for purposes of this Section 11(b)(x) the term "Competing Transaction" shall have the meaning set forth in Section 3.2(j)(i), except that the reference to "15% or more" in the definition of Competing Transaction shall be deemed to be a reference to "a majority".

                  (xi) By Redwood Empire if Westamerica shall fail to comply with its obligations under Section 3.1(g).

                  (xii) By Westamerica if Westamerica enters into an agreement for a Superior Proposal pursuant to clause (ii) of Section 3.1(g), provided that Westamerica shall, simultaneously with such termination, make payment to Redwood Empire of the Termination Fee.

                  (xiii) By the Board of Directors of Westamerica if the Westamerica Average Closing Price is greater than $60.66 or by the Board of Directors of Redwood Empire if the Westamerica Average Closing Price is less than $40.44.

Notwithstanding any of the foregoing provisions, no party shall be entitled to terminate this Agreement if the basis for the termination is caused by or exists because of such party's failure to perform its obligations under this Agreement.

            (c) NOTICE. The power of termination hereunder may be exercised by Westamerica or Redwood Empire, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

            (d) TERMINATION AND EXPENSES. In the event of termination of this Agreement by either Redwood Empire or Westamerica as provided in Section 11(b), neither Redwood Empire nor Westamerica shall have any further obligation or liability to the other party except with respect to this Section 11(d) and to maintain the confidentiality of the other party's information pursuant to
Section 3.3; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder. In the event of termination of this Agreement, any agreement related to the Bank Merger will also automatically terminate. If Westamerica shall terminate this Agreement pursuant to Section 11(b)(viii) or 11(b)(ix) or if Redwood Empire shall terminate this Agreement pursuant to Section 11(b)(x), Redwood Empire shall pay to Westamerica (by Fed wire transfer of immediately available funds to such account as may be designated by Westamerica in writing to Redwood Empire) the sum of $4,500,000 (the "Termination Fee"). If Redwood Empire terminates this Agreement pursuant to Section 11(b)(xi) or if Westamerica shall terminate this Agreement pursuant to Section 11(b)(xii), then Westamerica shall pay to Redwood Empire, on demand (by Fed wire transfer of immediately available funds to such account as may be designated by Redwood Empire in writing to Westamerica), the Termination Fee. If (A) either party shall terminate this Agreement pursuant to
Section 11(b)(iii) and (B) at any time after the date of this Agreement and at or before the date of the Redwood Empire shareholders' meeting, a Competing Transaction (or a proposal therefor) shall have been publicly announced or otherwise publicly communicated to Redwood Empire's shareholders; and if (C) within twelve (12) months of the date of such termination of this Agreement, Redwood Empire or any of its subsidiaries executes any definitive agreement with respect to, or consummates, any Competing Transaction, then Redwood Empire shall pay to Westamerica the Termination Fee on the Business Day following such execution or consummation; provided, that for purposes of this sentence, the term "Competing Transaction" shall have the meaning set forth in Section 3.2(j)(i), except that the reference to "15% or more" in the definition of Competing

Transaction shall be deemed to be a reference to "a majority". In no event shall more than one Termination Fee be payable by either party under this Section 11(d). Westamerica and Redwood Empire (for themselves and their respective affiliates) hereby agree that, upon any termination of this Agreement under circumstances where Westamerica or Redwood Empire is entitled to a Termination Fee under this Section 11(d) and Westamerica or Redwood Empire receives such Termination Fee, Westamerica and Redwood Empire and their respective affiliates shall be precluded from any other remedy against Redwood Empire or Westamerica, at law or in equity or otherwise, and neither Westamerica or Redwood Empire nor any of their respective affiliates shall seek (and Westamerica and Redwood Empire shall cause their respective affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Westamerica or Redwood Empire or their respective subsidiaries or any of their respective directors, officers, employees, partners, managers, members or shareholders in connection with this Agreement or the transactions contemplated hereby.

12. MISCELLANEOUS.

            (a) NOTICES. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight express or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

To Westamerica:                           To Redwood Empire:

David L. Payne, President &               Patrick W. Kilkenny
Chief Executive Officer                   President & Chief Executive Officer
Westamerica Bancorporation                Redwood Empire Bancorp
4550 Mangels Boulevard                    111 Santa Rosa Avenue
Fairfield, CA 94585-1200                  Santa Rosa, CA 95404-4905

With a copy to:                           With a copy to:
Bingham McCutchen LLP                     Pillsbury Winthrop LLP
Three Embarcadero Center                  50 Fremont Street
San Francisco, CA 94111                   San Francisco, CA  94105
Attention: Thomas G. Reddy                Attention: Rodney R. Peck
                                                     Patricia F. Young

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

            (b) BINDING AGREEMENT. This Agreement is binding upon and is for the benefit of Westamerica, WAB, Redwood Empire and NBR and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement except with respect to Section 3.1(h). No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder, whether voluntarily or by operation of law or otherwise) without the prior written consent of the other parties to this Agreement.

            (c) STANDARD. No representation or warranty of Redwood Empire or NBR contained in Article 4 or of Westamerica or WAB contained in Article 5 shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in
Article 4, in the case of Redwood Empire or NBR, or Article 5, in the case of Westamerica or WAB, has had or would be reasonably likely to have a material adverse effect with respect to Redwood Empire or NBR or Westamerica or WAB, respectively (disregarding for purposes of this Section 12(c) any materiality or material adverse effect qualification contained in any representations or warranties).

            The term "material adverse effect" or "material adverse change" means, with respect to any party, a material adverse effect on or change in (i) the business, results of operations, financial condition or prospects of such party and its subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), material adverse effect shall not be deemed to include effects to the extent resulting from (a) changes, after the date hereof, in GAAP or RAP requirements applicable to banks and their holding companies generally, (b) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental entities, (c) actions or omissions of a party taken with the prior written consent of the other or required hereunder, (d) changes, after the date hereof, in general economic or market conditions affecting banks or their holding companies generally, (e) public disclosure of the transactions contemplated hereby, or (f) any expenses not exceeding those disclosed in the Redwood Empire Disclosure Schedule incurred in connection with this Agreement or the transactions contemplated thereby, or (ii) with respect to any party, the ability of such party to timely consummate the transactions contemplated by this Agreement.

            The phrases "known" and "knowledge" mean, with respect to any party hereto, the actual knowledge of such party's executive officers.

            (d) NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No investigation by Westamerica or Redwood Empire made before or after the date of this Agreement shall affect the representations and warranties which are contained in this Agreement and such representations and warranties shall survive such investigation, provided that, except with respect to covenants and agreements to be performed in whole or in part subsequent to the Effective Date (as to which the related representations and warranties shall survive until their performance) which covenants and agreements shall survive the Closing, the representations, warranties, covenants and agreements of Westamerica and Redwood Empire contained in this Agreement shall not survive the Closing.

            (e) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its choice of law principles.

            (f) ATTORNEYS' FEES. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

            (g) ENTIRE AGREEMENT; SEVERABILITY. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

            (h) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (i) SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Mergers, will cause irreparable injury to the other for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereto hereby consent to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the obligations hereunder and to the granting by any such court of the remedy of the specific performance by the non-performing party of their obligations hereunder.

            (j) WAIVERS. Prior to or at the Effective Time, each of Westamerica and WAB on one hand and Redwood Empire and NBR on the other shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Any requests for waivers or waivers granted pursuant to this Section 12(j) shall be in accordance with the provisions of Section 12(a) hereof.

      IN WITNESS WHEREOF, Westamerica, WAB, Redwood Empire and NBR have each caused this Agreement and Plan of Reorganization to be signed by its Chairman of the Board or President and its corporate seal to be hereunto affixed and attested by the signature of its Secretary all as of the day and year first above written.

                                  WESTAMERICA BANCORPORATION

                                  By: /s/ David L. Payne
                                      ------------------------------------------
                                      Chairman, President and Chief Executive
                                      Officer

                                  WESTAMERICA BANK

                                  By: /s/ David L. Payne
                                      ------------------------------------------
                                      Chairman, President and Chief Executive
                                      Officer

                                  REDWOOD EMPIRE BANCORP

                                  By: /s/ Patrick W. Kilkenny
                                      ------------------------------------------
                                      President and Chief Executive Officer

                                  NATIONAL BANK OF THE REDWOODS

                                  By: /s/ Patrick W. Kilkenny
                                      ------------------------------------------
                                      Chairman of the Board

                                TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
1.       THE MERGER AND BANK MERGER.........................................................................    1

         1.1      Effective Date............................................................................    1

                  (a)      Merger...........................................................................    1

                  (b)      Bank Merger......................................................................    2

         1.2      Effect of the Mergers.....................................................................    2

                  (a)      Merger...........................................................................    2

                  (b)      Bank Merger......................................................................    2

2.       CONVERSION AND CANCELLATION OF SHARES..............................................................    3

         2.1      Conversion of Common Stock of Redwood Empire..............................................    3

                  (a)      Cancellation of Shares held by Redwood Empire Subsidiaries.......................    3

                  (b)      Conversion.......................................................................    3

                  (c)      Conversion of Stock Portion......................................................    3

                  (d)      Cancellation and Exchange of Redwood Empire Shares...............................    5

                  (e)      Rights as Shareholders...........................................................    5

                  (f)      Redwood Empire Dissenting Shares.................................................    5

         2.2      Fractional Shares.........................................................................    5

         2.3      Surrender of Redwood Empire Shares........................................................    5

         2.4      No Further Transfers of Redwood Empire Shares.............................................    6

         2.5      Adjustments...............................................................................    7

         2.6      Treatment of Stock Options................................................................    7

         2.7      Effect on Westamerica Common Stock........................................................    8

         2.8      Directors of the Surviving Corporation....................................................    8

         2.9      Executive Officers of the Surviving Corporation...........................................    8

         2.10     Directors of the Surviving Bank...........................................................    8

3.       COVENANTS OF THE PARTIES...........................................................................    8

         3.1      Covenants of Westamerica..................................................................    8

                  (a)      Reservation, Issuance and Registration of Westamerica Common Stock...............    8

                  (b)      Nasdaq Listing...................................................................    9

                  (c)      Government Approvals.............................................................    9

                  (d)      Notification of Breach of Representations, Warranties and Covenants.............    10

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                Page
                                                                                                                ----
                  (e)     Financial Statements.............................................................      10

                  (f)      Press Releases..................................................................      10

                  (g)      Business Combinations...........................................................      11

                  (h)      Director and Officer Indemnification and Liability Insurance Coverage...........      12

                  (i)      Employee Benefits...............................................................      12

                  (j)      Dividends.......................................................................      13

                  (k)      Section 16......................................................................      13

                  (l)      Tax-Free Reorganization Treatment...............................................      13

         3.2      Covenants of Redwood Empire..............................................................      13

                  (a)      Approval by Redwood Empire Shareholders.........................................      13

                  (b)      Shareholder Lists and Other Information.........................................      14

                  (c)      Government Approvals............................................................      14

                  (d)      New Branches and Leases.........................................................      15

                  (e)      Notification of Breach of Representations, Warranties and Covenants.............      15

                  (f)      Financial Statements............................................................      15

                  (g)      Compensation....................................................................      16

                  (h)      Conduct of Business in the Ordinary Course......................................      17

                  (i)      Press Releases..................................................................      20

                  (j)      No Merger or Solicitation.......................................................      21

                  (k)      Employee Benefit Plans..........................................................      23

                  (l)      Changes in Capital Stock........................................................      23

                  (m)      Dividends.......................................................................      23

                  (n)      Accounting Methods..............................................................      23

                  (o)      Affiliates......................................................................      23

                  (p)      Additional Agreements...........................................................      23

                  (q)      Access to Properties, Books and Records; Confidentiality........................      24

                  (r)      Noncompetition/Nonsolicitation Agreements.......................................      24

                  (s)      Classifications and Litigation Developments.....................................      24

                  (t)      Accounting Adjustment before Closing............................................      25

                  (u)      Consents........................................................................      25

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                Page
                                                                                                                ----
                  (v)      Cash Reconciliation.............................................................      25

                  (w)      Tax Returns.....................................................................      25

         3.3      Information and Confidentiality..........................................................      26

                  (a)      Information and Confidentiality.................................................      26

                  (b)      Asset Review....................................................................      26

         3.4      Cooperation..............................................................................      27

4.       REPRESENTATIONS AND WARRANTIES OF REDWOOD EMPIRE AND NBR..........................................      28

                  (a)      Corporate Status and Power to Enter Into Agreements.............................      28

                  (b)      Articles, Bylaws, Books and Records.............................................      28

                  (c)      Compliance With Laws, Regulations and Decrees...................................      29

                  (d)      Execution and Delivery of the Agreement.........................................      29

                  (e)      Capitalization..................................................................      30

                  (f)      Equity Interests................................................................      30

                  (g)      Securities Law Filings..........................................................      31

                  (h)      Financial Statements, Regulatory Reports........................................      31

                  (i)      Community Reinvestment Act......................................................      32

                  (j)      Tax Returns.....................................................................      32

                  (k)      Absence of Certain Changes......................................................      33

                  (l)      No Undisclosed Liabilities......................................................      33

                  (m)      Indemnification.................................................................      34

                  (n)      Properties and Leases...........................................................      34

                  (o)      Material Contracts..............................................................      35

                  (p)      Classified Loans................................................................      36

                  (q)      Restrictions on Investments.....................................................      36

                  (r)      Employment Contracts and Benefits...............................................      37

                  (s)      Compliance With ERISA...........................................................      39

                  (t)      Absence of Certain Matters or Arrangements......................................      40

                  (u)      Collective Bargaining and Employment Agreements.................................      40

                  (v)      Compensation of Officers and Employees..........................................      40

                  (w)      Legal Actions and Proceedings...................................................      41

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                Page
                                                                                                                ----
                  (x)      Intellectual Property...........................................................      41

                  (y)      Derivative Transactions.........................................................      41

                  (z)      Facts Affecting Government Approvals............................................      42

                  (aa)     Retention of Broker or Consultant...............................................      42

                  (bb)     Insurance.......................................................................      42

                  (cc)     Loan Loss Allowance.............................................................      43

                  (dd)     Transactions With Affiliates....................................................      43

                  (ee)     Information in Westamerica Registration Statement...............................      43

                  (ff)     Accuracy of Representations and Warranties......................................      44

                  (gg)     No Brokered Deposits............................................................      44

                  (hh)     Internal Controls...............................................................      44

5.       REPRESENTATIONS AND WARRANTIES OF WESTAMERICA AND WAB.............................................      44

                  (a)      Corporate Status and Power to Enter Into Agreement..............................      44

                  (b)      Corporate Status and Power of Westamerica and WAB...............................      45

                  (c)      Articles, Bylaws, Books and Records.............................................      45

                  (d)      Compliance With Laws, Regulations and Decrees...................................      45

                  (e)      Execution and Delivery of the Agreement.........................................      46

                  (f)      Securities Law Filings..........................................................      46

                  (g)      Financial Statements, Regulatory Reports........................................      46

                  (h)      Community Reinvestment Act......................................................      47

                  (i)      Material Adverse Change.........................................................      47

                  (j)      Information in Westamerica Registration Statement...............................      47

                  (k)      Accuracy of Representations and Warranties......................................      48

                  (l)      Employee Benefits...............................................................      48

                  (m)      Compliance With ERISA...........................................................      48

                  (n)      Legal Actions and Proceedings...................................................      49

                  (o)      Facts Affecting Government Approvals............................................      49

                  (p)      Taxes...........................................................................      49

                  (q)      Capitalization..................................................................      49

                  (r)      Internal Controls...............................................................      50

6.       SECURITIES ACT OF 1933............................................................................      50

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                Page
                                                                                                                ----
                  (a)      Preparation and Filing of Registration Statement................................      50

                  (b)      Effectiveness of Registration Statement.........................................      51

                  (c)      Sales and Resales of Common Stock...............................................      51

                  (d)      Rule 145........................................................................      51

                  (e)      Blue Sky Compliance.............................................................      51

7.       CONDITIONS TO THE OBLIGATIONS OF WESTAMERICA......................................................      51

                  (a)      Representations and Warranties..................................................      52

                  (b)      Compliance and Performance Under Agreement......................................      52

                  (c)      Material Adverse Change; Litigation.............................................      52

                  (d)      Approval of Agreement...........................................................      52

                  (e)      Officer's Certificate...........................................................      52

                  (f)      Opinion of Counsel..............................................................      52

                  (g)      Absence of Legal Impediment.....................................................      52

                  (h)      Effectiveness of Registration Statement.........................................      53

                  (i)      Government Approvals............................................................      53

                  (j)      Tax Opinion.....................................................................      53

                  (k)      Accountant's Assurance..........................................................      54

                  (l)      Dissenting Shares...............................................................      54

                  (m)      Unaudited Financials............................................................      54

                  (n)      Affiliates' Letter..............................................................      55

                  (o)      Shareholders' Equity............................................................      55

                  (p)      Loans and Noninterest-Bearing Deposits..........................................      55

                  (q)      Consents........................................................................      56

                  (r)      Support Undertakings............................................................      56

                  (s)      Regulatory Examination..........................................................      56

                  (t)      Noncompetition/Nonsolicitation Agreements.......................................      56

8.       CONDITIONS TO THE OBLIGATIONS OF REDWOOD EMPIRE AND NBR...........................................      57

                  (a)      Representations and Warranties..................................................      57

                  (b)      Compliance and Performance Under Agreement......................................      57

                  (c)      Material Adverse Change; Litigation.............................................      57

                  (d)      Officer's Certificate...........................................................      57

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                Page
                                                                                                                ----
                  (e)      Approval of Agreement...........................................................      57

                  (f)      Opinion of Counsel..............................................................      57

                  (g)      Effectiveness of Registration Statement.........................................      58

                  (h)      Government Approvals............................................................      58

                  (i)      Tax Opinion.....................................................................      58

                  (j)      Absence of Legal Impediment.....................................................      59

                  (k)      Fairness Opinion................................................................      59

9.       CLOSING...........................................................................................      59

                  (a)      Closing Date....................................................................      59

                  (b)      Delivery of Documents...........................................................      59

                  (c)      Filings.........................................................................      59

10.      EXPENSES..........................................................................................      59

11.      AMENDMENT; TERMINATION............................................................................      60

                  (a)      Amendment.......................................................................      60

                  (b)      Termination.....................................................................      60

                  (c)      Notice..........................................................................      62

                  (d)      Termination and Expenses........................................................      62

12.      MISCELLANEOUS.....................................................................................      63

                  (a)      Notices.........................................................................      63

                  (b)      Binding Agreement...............................................................      63

                  (c)      Standard........................................................................      63

                  (d)      No Survival of Representations and Warranties...................................      64

                  (e)      Governing Law...................................................................      64

                  (f)      Attorneys' Fees.................................................................      64

                  (g)      Entire Agreement; Severability..................................................      65

                  (h)      Counterparts....................................................................      65

                  (i)      Specific Performance............................................................      65

                  (j)      Waivers.........................................................................      65

                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----
Exhibits

Exhibit A         Agreement of Merger

Exhibit B         Director Support and Voting Agreement

Exhibit B-1       Voting Agreement

Exhibit C         Affiliate's Agreement

Exhibit D         Confidentiality and Nonsolicitation Agreement

Exhibit D-1       Noncompetition Agreement

Exhibit E         Form of Opinion of Redwood Empire's Counsel

Exhibit F         Form of Opinion of Westamerica's Counsel

                             INDEX OF DEFINED TERMS

                                                                     Section
                                                                     -------
1933 Act                                                              3.1(a)

1934 Act                                                            3.2(j)(iv)

Applications                                                           4(ee)

Bank Merger                                                          Recitals

Bank Merger Agreement                                                 1.1(b)

Benefit Plans                                                         4(r)(i)

BHCA                                                                  3.1(c)

Business Combination                                                  3.1(g)

Business Day                                                        2.1(c)(iv)

Cash Portion                                                          2.1(b)

Closing                                                                9(a)

Commission                                                            3.2(c)

Competing Transaction                                                3.2(j)(i)

Confidentiality Agreement                                           3.2(j)(iii)

Confidentiality and Nonsolicitation Agreement                         3.2(r)

Crowe Chizek                                                          3.2(f)

Derivative Transactions                                              4(y)(ii)

DFI                                                                   1.1(b)

Director Support and Voting Agreement                                 3.2(a)

dissenting shareholders                                               2.1(f)

Effective Date                                                        1.1(a)

Effective Time                                                        1.1(a)

Exchange Agent                                                        2.3(a)

FDI Act                                                              3.2(h)(i)

FDIC                                                                3.2(f)(iv)

FRB                                                                   3.1(c)

FRBSF                                                              3.2(h)(i)(H)

GAAP                                                                 3.1(e)(i)

GCL                                                                   1.1(a)

Government Approvals                                                  3.1(c)

Indemnified Persons                                                   3.1(h)

Independent Appraiser                                               3.3(b)(ii)

Independent Loan Reviewer                                           3.3(b)(ii)

Intellectual Property                                                  4(x)

IRC                                                                  Recitals

IRS                                                                    4(s)

KPMG                                                                 3.1(e)(i)

knowledge                                                              12(c)

known                                                                  12(c)

Liens                                                                  4(f)

material adverse change                                                12(c)

material adverse effect                                                12(c)

Merger                                                               Recitals

Merger Agreement                                                      1.1(a)

Merger Consideration                                                  2.1(b)

Mergers                                                              Recitals

Minimum Shareholders' Equity                                           7(o)

NBR                                                                  Preamble

Noncompetition Agreement                                              3.2(r)

OCC                                                                 3.2(f)(iv)

Option Exchange Ratio                                               2.6(b)(ii)

Option Plan                                                             2.6

Ordinary Course of Business                                          3.2(h)(i)

OREO                                                                  3.2(s)

Prospectus                                                             6(a)

Proxy Statement                                                       3.2(a)

RAP                                                                 3.3(b)(iii)

Redwood Empire                                                       Preamble

Redwood Empire Disclosure Schedule                                       4

Redwood Empire Insiders                                               3.1(k)

Redwood Empire Shares                                                 2.1(a)

Redwood Options                                                         2.6

Redwood Plan                                                           4(s)

Representatives                                                      3.2(j)(i)

Rights                                                                2.3(a)

SAS 100 Date                                                         3.2(f)(v)

Section 16 Information                                                3.1(k)

Shareholders' Equity                                                   7(o)

Stock Portion                                                         2.1(b)

Stock Portion Exchange Ratio                                          2.1(c)

Superior Proposal                                                   3.2(j)(iv)

Surviving Bank                                                        1.2(b)

Surviving Corporation                                                 1.2(a)

tax                                                                    4(j)

Termination Fee                                                        11(d)

Voting Agreement                                                      3.2(a)

WAB                                                                  Preamble

Westamerica                                                          Preamble

Westamerica Average Closing Price                                   2.1(c)(iv)

Westamerica common stock                                              2.1(b)

Westamerica Plan                                                       5(m)

Westamerica Registration Statement                                     6(a)

Westamerica Shares                                                    2.1(b)